UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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DUNKIN’ BRANDS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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130 Royall Street

Canton, Massachusetts 02021

March 30, 2015

Dear Shareholder:

We cordially invite you to attend our 2015 Annual Meeting of Shareholders on Tuesday, May 12, 2015, at 10:00 a.m. (local time), to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169.

Again this year, Dunkin’ Brands has elected to deliver our proxy materials to the majority of our shareholders over the Internet under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 30, 2015, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2015 Annual Meeting of Shareholders and our 2014 Annual Report. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The Notice will serve as an admission ticket for one shareholder to attend the 2015 Annual Meeting of Shareholders. On March 30, 2015, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. All shareholders must also present a valid form of government-issued picture identification in order to attend.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

We hope that you will be able to join us on May 12th.

Sincerely,

Nigel Travis

Chairman and Chief Executive Officer

Dunkin’ Brands Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 12, 2015

The Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) will be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Tuesday, May 12, 2015, at 10:00 a.m. (local time) for the following purposes as further described in the proxy statement accompanying this notice:

•	To elect the three directors specifically named in the proxy statement, each for a term of three years.

•	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).

•	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year.

•	To approve the Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan.

•	To approve the Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan.

•	To consider, if properly presented at the Annual Meeting, a shareholder proposal.

•	Any other business properly brought before the meeting.

Shareholders of record at the close of business on March 18, 2015 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 18, 2015, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2015 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 18, 2015. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

Rich Emmett Secretary

Canton, Massachusetts

March 30, 2015

Dunkin’ Brands Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

May  12, 2015

PROXY STATEMENT

The Board of Directors of Dunkin’ Brands Group, Inc., or Dunkin’ Brands, is soliciting your proxy for the 2015 Annual Meeting. Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received. If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. You may vote by telephone using the toll-free telephone number contained on the Notice, proxy card, or voting instruction card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of Dunkin’ Brands.

Shareholders of record at the close of business on March 18, 2015 are entitled to vote at the meeting. Each of the 96,744,234 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Shareholders for our fiscal year ended December 27, 2014 (fiscal 2014) are being first mailed or made available to shareholders on or about the date of the notice of meeting. Our address is 130 Royall Street, Canton, Massachusetts 02021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 12, 2015: Our proxy statement is attached. Financial and other information concerning Dunkin’ Brands is contained in our annual report to shareholders for the fiscal year ended December 27, 2014. The proxy statement and our fiscal 2014 annual report to shareholders are available on our website at http://investor.dunkinbrands.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before voting and you should read the entire proxy statement. For more complete information regarding the Company’s 2014 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 27, 2014.

VOTING AND MEETING INFORMATION

It is very important that you vote in order to play a part in the future of the Company. Please carefully review the proxy materials for the 2015 Annual Meeting of Shareholders, which will be held on Tuesday, May 12, 2015 at 10:00 a.m. (local time) at the Boston Marriott Quincy, 1000 Marriott Park Drive, Quincy, Massachusetts.

Who is Eligible to Vote?

Shareholders of record at the close of business on March 18, 2015 are entitled to vote at the 2015 Annual Meeting. Each of the 96,744,234 shares of common stock outstanding on the record date is entitled to one vote.

How You May Vote

Even if you plan to attend the Annual Meeting in person, please vote using one of the following advance voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions:

INTERNET	PHONE	MAIL

Visit the website listed on your proxy card/voting instruction form to vote via the internet	Call the telephone number on your proxy card/voting instruction form to vote by phone.	Sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote by mail.

Attending the Annual Meeting

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 18, 2015, or hold a valid proxy for the Annual Meeting from such a shareholder. Please see page 75 of the Proxy Statement for further details.

Roadmap of Voting Matters

Shareholders are being asked to vote on the following matters at the 2015 Annual Meeting of Shareholders:

Board Recommendation
Item 1. Election of Directors (page 13)
The Board believes that each Director nominee has the professional and personal qualifications and experiences to continue to meaningfully contribute to an effective and well-functioning Board.	FOR each Director Nominee
Item 2. Advisory Vote to Approve Executive Compensation (page 54)
The Company has designed its compensation programs to attract and retain industry-leading talent, to link compensation actually paid to achievement of our financial, operational and strategic goals, to reward individual performance and contribution to our success, and to enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon. The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 22 and the Compensation Tables section beginning on page 42. The Board values shareowners’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR
Item 3. Ratification of the Appointment of KPMG LLP as Independent Auditors (page 57)
The Audit Committee has appointed KPMG LLP to serve as independent auditors for the fiscal year ending December 26, 2015. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Independent Auditors is in the best interests of the Company and its shareowners. As a matter of good corporate governance, shareowners are being asked to ratify the Audit Committee’s selection of the independent auditors.	FOR
Item 4. Approval of the Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan (page 58)
We are asking shareholders to approve the Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan (the “2015 Plan”), which the Compensation Committee and the Board have adopted, subject to shareholder approval, to enable the Company to continue making equity awards to executives and other employees. The 2015 Plan is an important part of our pay-for-performance philosophy as it allows the Company to award compensation that is tied to performance and aligned with the interests of our shareholders.	FOR
Item 5. Approval of Dunkin’ Brands Group, Inc. 2015 Employee Stock Purchase Plan (page 68)
We are asking shareholder to approve the Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan (the “Purchase Plan”), which the Compensation Committee and the Board have adopted, subject to shareholder approval. The Company adopted the Purchase Plan to encourage and enable eligible employees of the Company to acquire proprietary interests in the Company through the ownership of the Company’s common stock, to further align the interest of employees with the interests of shareholders.	FOR
Item 6. Shareholder Proposal Regarding Use of Cage Free Eggs, if properly presented (page 72)

The proposal encourages the Company to commit to utilizing at least 75% cage-free eggs in the supply chain in the next five years. In March 2015, the Company announced its own commitment for cage-free eggs and gestation crate-free pork as part of its broader animal welfare policy. These commitments were established after discussion with suppliers and with the Humane Society of the United States and other groups. The Company and the Board believe this commitment on cage-free eggs is more realistic and achievable, particularly given cost uncertainty in the supply chain for eggs due to new regulations, and that the shareholder proposal would not be in the best interest of our shareholders, franchisees, or our guests.

AGAINST

GOVERNANCE

The Company believes good governance is integral to achieving long-term shareholder value. We are committed to governance policies and practices that serve the interest of Dunkin’ Brands and our shareholders. The Board of Directors monitors developments in governance at peer companies and in general to assure that it continues to meet its commitment to thoughtful and independent representation of shareholder interests. The following table summarizes certain corporate governance practices and facts:

✓	8 of 9 Directors are Independent	✓	Diverse Board in Terms of Gender, Ethnicity, Experience and Skills
✓	Lead Independent Director	✓	Strong Commitment to Corporate Social Responsibility
✓	Annual Board and Committee Self-Assessment	✓	Policy Providing for Return of Incentive Compensation under Certain Circumstances (“Clawback Policy”)
✓	Majority Voting Guidelines	✓	Stock Ownership Guidelines for Executives and Directors
✓	Director Resignation on Job Change	✓	Hedging, Short Sale and Pledging Policies
✓	Independent Directors Meet Without Management Present	✓	Average Director Tenure of 5.2 years

BOARD OF DIRECTORS

The following table provides summary information about each member of our Board of Directors, including those who are nominated for election at the Annual Meeting. Detailed information about each Director’s background, skillset and areas of experience can be found beginning on page 13.

Name	Age	Director since	Occupation and Experience	Independent	Committee Memberships	Other Current Public Company Boards
Sandra Horbach*	54	2006	Managing Director at The Carlyle Group	✓	NCG Compensation	• NBTY, Inc. • CVC Brasil Operadora e Agencia de Viagens S.A.
Mark Nunnelly*	56	2006	Former Managing Director at Bain Capital Partners, LLC	✓	Compensation	• Genpact, Inc.
Carl Sparks*	47	2013	Former CEO of Travelocity Global	✓	Audit	• Vonage Holdings Corp.
Nigel Travis	65	2009	Chairman and CEO of Dunkin’ Brands			• Office Depot, Inc.
Raul Alvarez**	59	2012	Executive Chairman and Representative Director at Skylark Co., Ltd.; Former President and COO of McDonald’s North America	✓	Compensation	• Lowe’s Companies, Inc. • Eli Lilly and Company • Realogy Holdings Corp.
Anthony DiNovi	52	2006	Co-President of Thomas H. Lee Partners, L.P.	✓	Compensation	• West Corporation
Irene Chang Britt	52	2014	Former President, Pepperidge Farm, a subsidiary of Campbell Soup Company	✓	Audit
Michael Hines	59	2011	Former Executive Vice President and CFO of Dick’s Sporting Goods, Inc.	✓	Audit NCG	• GNC Holdings, Inc. • The TJX Companies, Inc.
Joseph Uva	59	2011	Chairman of Hispanic Enterprises and Content for NBC Universal	✓	NCG Compensation

*Nominee

**Lead Independent Director

HOW PAY IS TIED TO COMPANY PERFORMANCE

Under our executive compensation program, a significant portion of the CEO’s and other Named Executive Officers’ annual target total direct compensation is variable based on our operating performance and/or our stock price, as shown below:

In 2014 approximately 90% of our CEO’s compensation and an average of approximately 79% of the compensation of our other NEO’s was tied directly to the Company’s operating performance and/or the Company’s stock price.

2014 PERFORMANCE HIGHLIGHTS

Company Performance

We believe that our named executive officers were instrumental in helping us to drive results for our shareholders in 2014 in the face of competitive and macroeconomic headwinds. We continued to grow our business during 2014 and positioned ourselves for further growth in the future. Highlights of our fiscal 2014 performance include the following:

•	Expanded global presence: Opened 452 net new Dunkin’ Donuts and 252 net new Baskin-Robbins locations globally, including the opening of our first traditional Dunkin’ Donuts restaurant in California, bringing Dunkin’ Brands to 18,862 total points of distribution as of year-end 2014;

•	Leveraged technology to drive results: Launched both the DD Perks Loyalty Program and Online Cake Ordering for Baskin-Robbins;

•	Grew worldwide sales: Grew global systemwide sales by 5.1% over fiscal 2013;

•	Drove positive comparable store sales in Dunkin’ Donuts U.S., Baskin-Robbins U.S.: Increased Dunkin’ Donuts U.S. comparable store sales by 1.6% and Baskin-Robbins U.S. comparable store sales by 4.7%;

•	Increased revenue: Increased revenue to $748.7 million in fiscal 2014, a 4.9% increase from 2013;

•	Increased net income: Increased net income 15% to $168.9 million; adjusted net income increased 12.9% to $187.2 million;

•	Increased adjusted earnings per share: Increased adjusted earnings per share by 14.4% to $1.75 versus $1.53 for 2013;

•	Return to Shareholders: Returned over $225 million to shareholders through share buybacks and an increased dividend;

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board structure and committee composition

Our Board of Directors has established an audit committee, a compensation committee and a nominating & corporate governance committee with the composition and responsibilities described below. Each committee operates under a written charter approved by our board of directors. The members of each committee are appointed by the Board of Directors and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

Our Board of Directors held 8 meetings in fiscal 2014. During fiscal 2014, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served.

During fiscal 2014, the Board of Directors had three standing committees: Audit, Compensation and Nominating & Corporate Governance. The table below provides information about the membership of these committees during fiscal 2014:

Name	Audit		Compensation		Nominating & Corporate Governance
Raul Alvarez	X		X	*
Irene Chang Britt**	X
Anthony DiNovi			X
Michael Hines	X	*			X
Sandra Horbach			X		X
Mark Nunnelly			X
Carl Sparks	X
Nigel Travis
Joseph Uva			X		X	*

Number of meetings during fiscal 2014	7		6		3

*	Chair
**	Ms. Chang Britt was appointed to the Board in May 2014

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter. The audit committee’s primary duties and responsibilities are to:

•	Appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•	Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	Engage independent counsel and other advisers, as necessary;

•	Determine funding of various services provided by accountants or advisers retained by the committee;

•	Review our financial reporting processes and internal controls;

•	Review and approve related-party transactions or recommend related-party transactions for review by independent members of our Board of Directors; and

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the board.

The audit committee consists of Ms. Chang Britt, Mr. Hines and Mr. Sparks. Mr. Alvarez resigned from the Audit Committee in May 2014 upon Ms. Chang Britt’s appointment to the committee. The Board has determined that each member of the audit committee is an independent director and that Mr. Hines is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. Mr. Hines serves as chair of the audit committee. Our Board of Directors has adopted a written charter under which the audit committee operates. A copy of the charter is available on our website.

Compensation Committee

The purpose of the compensation committee is to assist the Board of Directors in fulfilling responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the Company’s benefit and equity-based compensation programs. The compensation committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. Under the committee charter, the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser only after conducting an independence assessment of such advisor as required under NASDAQ rules. The compensation committee consists of Mr. Alvarez, Mr. DiNovi, Ms. Horbach, Mr. Nunnelly and Mr. Uva. Mr. Alvarez serves as chair of the compensation committee. The Board has determined that each member of the compensation committee is an independent director as defined under SEC and NASDAQ rules. The compensation committee met 6 times in fiscal 2014. Our Board of Directors has adopted a written charter under which the compensation committee operates. A copy of the charter is available on our website.

Nominating & Corporate Governance Committee

The purpose of the nominating & corporate governance committee is to identify individuals qualified to become members of the Board of Directors, to recommend director nominees for each annual meeting of shareholders, to recommend nominees for election to fill any vacancies on the Board of Directors, and to address related matters. The nominating & corporate governance committee reviews and recommends to the Board of Directors any required changes to the corporate governance principles applicable to the Company and is responsible for leading the annual review of the board’s performance. The nominating & corporate governance committee consists of Ms. Horbach, Mr. Hines, and Mr. Uva. Mr. Uva serves as chair of the nominating & corporate governance committee. Our Board of Directors has adopted a written charter under which the nominating & corporate governance committee operates. A copy of the charter is available on our website.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Dunkin’ Brands. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Dunkin’ Brands. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risks to the Company’s operations, plans, prospects or the Company’s or either of our brands’ reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Compensation of Directors

Non-Employee Director Compensation Program

Under our director compensation program, each member of our board of directors who is not an employee of the Company is eligible to receive compensation for his or her service as a director. In fiscal 2014, the annual board retainer, inclusive of meeting fees, was $70,000. Under this program, the Lead Director receives an additional annual retainer of $20,000, the chair of the Audit Committee receives an additional annual retainer of $15,000, the chair of the Compensation Committee receives an additional annual retainer of $12,500 and the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500. In addition to cash retainers, non-employee directors receive an annual grant of restricted stock units with a grant date fair market value equal to approximately $85,000. These restricted stock units become fully vested on the first anniversary of the date of grant, subject to the director’s continued service through the vesting date.

Under our Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), a non-employee director may elect to defer all or part of the cash we would otherwise pay him or her and/or the shares of our common stock he or she would otherwise receive upon settlement of his or her restricted stock units. Amounts deferred by a non-employee director under the Deferred Compensation Plan are credited to a deferred stock unit account, which is credited with dividend equivalents upon the payment of any dividends by us to our shareholders. All amounts deferred under the Deferred Compensation Plan are only distributable upon the termination of the non-employee director’s board service. During fiscal 2014, Messrs. Alvarez, DiNovi, Nunnelly and Sparks and Mss. Chang Britt and Horbach elected to defer cash and/or restricted stock unit awards under the Deferred Compensation Plan.

Director Compensation for 2014

The following table sets forth information concerning the compensation earned by our directors during our 2014 fiscal year. Directors who are employees of the Company do not receive any fees for their service as directors. Mr. Travis’s compensation is included with that of our other named executive officers below in “Executive Compensation.”

Name	Fees Earned Or Paid In Cash (1)	Stock Awards (2)	Total
Michael Hines (3)	$87,645	$85,014	$172,659
Joseph Uva (4)	$74,855	$85,014	$159,869
Raul Alvarez (5)	$102,500	$85,014	$187,514
Anthony DiNovi	$70,000	$85,014	$155,014
Mark Nunnelly	$70,000	$85,014	$155,014
Sandra Horbach	$70,000	$85,014	$155,014
Carl Sparks	$70,000	$85,014	$155,014
Irene Chang Britt (6)	$42,810	$81,973	$124,783

(1)	All cash retainer payments are made quarterly in arrears. Amounts shown in this table are not reduced to reflect the director’s election, if any, to defer receipt of his or her cash retainer payments under the Deferred Compensation Plan.
(2)

Reflects the grant date fair value of restricted stock units granted to non-employee directors as determined under FASB ASC Topic 718. The grant date fair value of each award received was calculated by multiplying the number of restricted stock units granted to the director by the closing price of our common stock on the date of grant. These grants represent the value of the annual equity award we granted to our non-employee directors in accordance with our non-employee director compensation program described above, and reflect rounding up in the number of restricted stock units granted to avoid the grant of units with respect to fractional shares. As of December 27, 2014, our non-employee directors held the following aggregate numbers of restricted stock unit awards: Mr. Hines (1,910); Mr. Uva (1,910); Mr. Alvarez (1,910); Mr. DiNovi (1,910); Mr. Nunnelly (1,910); Ms. Horbach (1,910); Mr. Sparks (1,910); and Ms. Chang Britt (1,849). None of our non-employee directors held any other stock awards or held any stock options as of December 27, 2014.
(3)	Includes annual cash retainer payments of $70,000 for Board service and $15,000 as compensation for Mr. Hines’ role as Audit Committee Chair and a pro-rata portion ($2,645) of the annual $7,500 retainer as compensation for his role as Nominating and Governance Committee Chair. Mr. Hines stepped down as Nominating and Governance Committee Chair on May 6, 2014.
(4)	Includes annual cash retainer payments of $70,000 for Board service and a pro-rata portion ($4,855) of the annual $7,500 retainer as compensation for Mr. Uva’s role as Nominating and Governance Committee Chair. Mr. Uva became Nominating and Governance Committee Chair on May 6, 2014.
(5)	Includes annual cash retainer payments of $70,000 for board service, $12,500 as compensation for Mr. Alvarez’s role as Compensation Committee Chair and $20,000 as compensation for his role as Lead Director.
(6)	Represents Ms. Chang Britt’s pro rata annual cash retainer payment for board service with effect from May 19, 2014, the date she joined the board. Ms. Chang Britt received an initial grant of restricted stock units upon joining the board on May 19, 2014 with a grant date fair value of $81,973 (determined under FASB ASC Topic 718, in the same manner as described in footnote (2) above). This award represented a pro-rated annual restricted stock unit grant based upon the date Ms. Chang Britt joined the board.

Director Ownership Guidelines

Under our director ownership guidelines, each non-employee director is expected to own shares of our common stock in an amount equal to five times the director’s annual cash retainer. Each director is expected to reach this ownership level within five years of first becoming a director or first being designated as an independent director. “Ownership” for this purpose includes shares owned directly as well as share equivalents, including shares credited to a non-employee director’s stock unit account under the Deferred Compensation Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

Dunkin’ Brands has a classified Board of Directors currently consisting of three Directors with terms expiring in 2015 (Class I), three Directors with terms expiring in 2016 (Class II) and three Directors with terms expiring in 2017 (Class III). At each Annual Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year, the three Class I Director nominees will stand for election to a three-year term expiring at the 2018 Annual Meeting. The persons named in the enclosed proxy will vote to elect Sandra Horbach, Mark Nunnelly and Carl Sparks as Directors unless the proxy is marked otherwise. Each of the nominees has indicated his or her willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a Director.

We seek nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; technology and social and digital media; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2018 (Class I Directors)

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2018 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Each of these directors were previously elected to the board by shareholders.

Your Board of Directors recommends that you vote FOR the election of each of the nominees as director.

Sandra Horbach, 54

Director since 2006

Ms. Horbach is a Managing Director of The Carlyle Group, where she serves as head of the Global Consumer and Retail team. Ms. Horbach currently serves as a director of Acosta Sales & Marketing, NBTY, Inc., CVC Brasil Operadora e Agência de Viagens S.A. and Vogue International as well as a number of not-for-profit organizations. Prior to joining Carlyle, Ms. Horbach was a General Partner at Forstmann Little, a private investment firm, and an Associate at Morgan Stanley. She has also served on the boards of Citadel Broadcasting Corporation and The Yankee Candle Company, Inc. Ms. Horbach has extensive experience in the retail and consumer industries, and experience on other public and private boards.

Mark Nunnelly, 56

Director since 2006

Mr. Nunnelly was a Managing Director at Bain Capital Partners, LLC (“Bain Capital”) until his retirement in 2014. He continues to advise on several of Bain Capital’s portfolio businesses. Prior to joining Bain Capital in 1989, Mr. Nunnelly was a Partner at Bain & Company, with experience in the domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. Mr. Nunnelly serves on the boards of directors of Genpact, Inc., as well as a number of private companies and not-for-profit corporations, and formerly served on the board of Domino’s Pizza, Inc., Bloomin’ Brands, Inc. and Warner Music Group Corp. Mr. Nunnelly brings significant experience in product and brand management, as well as service on the boards of other public companies, including companies in the quick service restaurant business, to the Board.

Carl Sparks, 47

Director since 2013

Mr. Sparks most recently served as the Chief Executive Officer of Travelocity Global, one of the leading companies in online travel, and a division of Sabre Inc., from April 2011 through April 2014. Prior to joining Travelocity, he served as President of Gilt Groupe, an invitation-only online retailer of luxury products and experiences. Mr. Sparks joined Gilt as Chief Marketing Officer in October 2009 and was promoted to President in March 2010, serving in that role until April 2011, when he joined Travelocity. Mr. Sparks also served for five years at Expedia Inc., an online travel company, from June 2004 until October 2009, in a variety of leadership roles, including Senior Vice President, Marketing and Retail Operations at Hotels.com from June 2004 to May 2006, Chief Marketing Officer at Expedia.com from June 2006 to December 2007, and General Manager at Hotels.com USA, Latin America & Canada from January 2008 to October 2009. Mr. Sparks is also a director of Vonage Holdings Corp. Mr. Sparks brings expertise in digital marketing, brand management, as well as executive experience, to the Board.

Directors with Terms Expiring in 2016 (Class II Directors)

Raul Alvarez, 59

Director since 2012

Mr. Alvarez is currently Executive Chairman and Representative Director at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez is a director at Lowe’s Companies, Inc., Eli Lilly and Company and Realogy Holdings Corp. and served as a director of McDonald’s Corporation and KeyCorp until 2009. Mr. Alvarez served as President and Chief Operating Officer of McDonald’s Corporation from August 2006 until December 2009. Previously, he served as President of McDonald’s North America from January 2005 to August 2006 and as President of McDonald’s USA from July 2004 to January 2005. Mr. Alvarez brings significant experience in the quick service restaurant industry as well as executive leadership experience to the Board.

Anthony DiNovi, 52

Director since 2006

Mr. DiNovi is Co-President of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Mr. DiNovi is currently a director of West Corporation. Within the last five years, Mr. DiNovi formerly served on the boards of Michael Foods, Inc. Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Nigel Travis, 65

Director since 2009

Mr. Travis has served as Chief Executive Officer of Dunkin’ Brands since January 2009 and assumed the additional role of Chairman of the Board in May 2013. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer, and on the board of directors of Papa John’s International, Inc., a publicly-traded international pizza chain. Prior to Papa John’s, Mr. Travis was with Blockbuster, Inc. from 1994 to 2004, where he served in increasing roles of responsibility, including President and Chief Operating Officer. Mr. Travis previously held numerous senior positions at Burger King Corporation. Mr. Travis currently serves as the Lead Director of Office Depot, Inc. and formerly served on the boards of Lorillard, Inc. and Bombay Company, Inc. As our Chief Executive Officer, Mr. Travis brings to the board a deep understanding of the Company, as well as domestic and international experience with franchised businesses in the quick service restaurant and retail industries.

Directors with Terms Expiring in 2017 (Class III Directors)

Michael Hines, 59

Director since 2011

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of The TJX Companies, Inc. and director and Non-Executive Chairman of GNC Holdings, Inc. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Joseph Uva, 59

Director since 2011

Mr. Uva is Chairman of Hispanic Enterprises and Content for NBC Universal. Mr. Uva previously worked as an independent consultant in the media and communications industry from 2011 to 2013, and prior to that, he served as President and Chief Executive Officer of Univision Communications, Inc., a Spanish language media company, from April 2007 through March 2011. From 2002 to 2007, Mr. Uva was President and Chief Executive Officer of OMD Worldwide Group, a subsidiary of Omnicom Media Group Holdings, Inc., a media communications firm. Mr. Uva served as a director of Univision Communications, Inc. from 2007 until March 2011 and as a director of TiVo Inc. from 2004 through July 2011. Mr. Uva brings extensive executive experience and knowledge of media and advertising, as well as service on the boards of other public companies, to the Board.

Irene Chang Britt, 52

Director since 2014

Ms. Chang Britt served as President, Pepperidge Farm, a subsidiary of Campbell Soup Company from August 2012 to February 2015 and also held the position of Senior Vice President, Global Baking and Snacking for Campbell from October 2010 to February 2015. Ms. Chang Britt joined Campbell in 2005 and held a series of leadership positions with Campbell including Senior Vice President and Chief Strategy Officer and President, North America Foodservice. Ms. Chang Britt formerly served on the board of directors of Sunoco, Inc. Ms.  Chang Britt brings to the Board a deep knowledge of the consumer packaged goods category, and extensive executive experience.

CORPORATE GOVERNANCE

Board Independence. Our Corporate Governance Guidelines provide that our Board of Directors shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of NASDAQ. The Board evaluates any relationships of each director and nominee with Dunkin’ Brands and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of NASDAQ. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Dunkin’ Brands. The purpose of this review is to determine whether there were any such relationships or transactions and if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that each current member of our Board of Directors with the exception of Mr. Travis, our Chief Executive Officer, is independent under the governance and listing standards of NASDAQ.

Board Expertise and Diversity. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews. Our Corporate Governance Guidelines provide that the Board shall be responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating & Corporate Governance Committee and the Compensation Committee provide that such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.

Board Nominees. Under its charter, our Nominating & Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of shareholders. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of the Company’s industry and business environment, time commitment and acumen. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

The Nominating & Corporate Governance Committee considers properly submitted recommendations for candidates to the Board of Directors from shareholders. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Any shareholder recommendations for consideration by the Nominating & Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Dunkin’ Brands within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication to provide such other information as the Nominating & Corporate Governance Committee may reasonably request. Recommendations should be sent to Rich Emmett, Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021. The Nominating & Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Nominating & Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. Jon Luther, our former non-executive Chairman, retired from the Board of Directors in May 2013. At that time, the Board appointed Nigel Travis, our Chief Executive Officer, to the additional role of Chairman of the Board and named Raul Alvarez as Lead Independent Director. Mr. Travis has been our Chief Executive Officer since 2009 and has significant prior experience with franchised businesses in the quick service restaurant and retail industries. The Board believes that combining the chairman and chief executive officer positions is currently the most effective leadership structure for Dunkin’ Brands given Mr. Travis’ extensive experience and deep knowledge of our company and our industry. As Chief Executive Officer, Mr. Travis is intimately involved in the day-to-day operations of our company and is best positioned to lead the Board in setting the strategic focus and direction for our company. As Lead Independent Director, Mr. Alvarez has the power to provide formal input into board meeting agendas, to call meetings of the independent directors, and to preside at meetings of independent directors, as well as playing a key role in management and succession planning. The Board believes that the combination of the chairman and chief executive officer roles as part of a governance structure that includes a lead independent director, as well as the exercise of key board oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interest of our shareholders.

Majority Voting Guidelines. Our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating & Governance Committee shall make a recommendation to the Board and the Board shall determine whether or not to accept such resignation within a period of 90 days following the shareholder vote, and will promptly disclose its decision to accept or reject the resignation and, if rejected, the reasons for doing so.

Policies Relating to Directors. It is our policy that no director shall be nominated who has attained the age of 73 prior to or on the date of his or her election or re-election. In addition, when a director’s principal occupation or business association changes during his or her tenure as a director, that director shall tender his or her resignation from the Board to the Chairman of the Board, with a copy to the Secretary, and the Board shall determine whether or not to accept such resignation. We expect each of our directors to attend the Annual Meeting of Shareholders, and in 2014, each of our directors did attend.

Code of Business Ethics and Conduct. We have adopted a written Code of Business Ethics and Conduct (the “Code”) that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. The Code covers professional conduct, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the Code is posted on our website, which is located at http://investor.dunkinbrands.com . We intend to disclose any future amendments to, or waivers from, the Code for Dunkin’ Brands executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Corporate Social Responsibility. At Dunkin’ Brands, we believe that being a socially responsible company is good business. We strive to be recognized as a company that responsibly serves our guests, franchisees, employees, communities, business partners and the interests of our planet. Our commitment to corporate social responsibility is defined by four priorities:

•	Our People. From our employees to our franchisees and crew members, we believe in treating everyone with respect and fairness.

•	Our Guests. We are passionate about offering our guests delicious products they will enjoy, giving them plenty of menu options, and providing accurate nutrition information so they can make the best choices for themselves.

•	Our Planet. We recognize that everything we do has an impact on the environment. From the materials we use, to the way we construct and operate our stores, to the products we source, we are committed to adopting better, more sustainable approaches whenever feasible.

•	Our Neighborhoods. We are dedicated to serving the basic needs of our local communities—from providing food for the hungry and support for children’s health and wellness, to ensuring our neighborhoods are safe and secure.

In Spring 2015, Dunkin’ Brands will publish our third Corporate Social Responsibility (CSR) report, Serving Responsibly, in which we demonstrate the progress we have made toward goals outlined in our 2010 and 2012 reports, review the challenges we encountered and set forth new goals. The scope of the report will include corporate functions and North American facilities owned and operated by Dunkin’ Brands or our subsidiaries for the years 2013-2014, along with some highlights from our franchise restaurants and our international business. We are reporting on a two-year cycle. Our previous CSR reports are available on our website at www.dunkinbrands.com/responsibility.

Communications with Directors. Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, Massachusetts 02021. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Certificate of Incorporation, By-Laws, Corporate Governance Principles, Code of Business Ethics and Conduct, and charters for our Audit, Compensation and Nominating & Corporate Governance Committee are available on our website at http://investor.dunkinbrands.com.

Transactions with Related Persons

Under the Code of Business Ethics and Conduct, the Board is responsible for reviewing and approving or ratifying any transaction in which Dunkin’ Brands and any of our directors, director nominees, executive officers, 5% shareholders or their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Board considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for Dunkin’ Brands entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Board may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Board.

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 18, 2015 by (i) such persons known to us to be beneficial owners of more than 5% of our common stock, (ii) each director, director nominee and named executive officer, and (iii) all directors, nominees and executive officers as a group. Unless otherwise noted, the address for each individual is c/o Dunkin’ Brands Group, Inc. 130 Royall Street, Canton, MA 02021.

Name	Number of Shares (1)	Percentage
Beneficial holders of 5% or more of our outstanding coming stock:
FMR, LLC (2)	8,990,151	9.3%
Morgan Stanley (3)	7,939,687	8.2%
The Vanguard Group (4)	6,237,951	6.4%

Directors and executive officers:
Nigel Travis	1,523,127	1.5%
Paul Carbone	196,993	*
John Costello	171,310	*
Paul Twohig	163,081	*
Richard Emmett	103,346	*
Raul Alvarez	6,581	*
Irene Chang Britt	1,849	*
Anthony DiNovi	4,842	*
Sandra Horbach	4,842	*
Michael Hines	10,327	*
Mark Nunnelly	4,842	*
Carl Sparks	3,360	*
Joseph Uva	8,483	*
All Directors, Nominees and Executive Officers as a Group (17 persons)	2,449,684	2.4%

*	Indicates less than 1%
(1)	Reflects sole voting and investment power except as indicated in footnotes below. Includes shares of common stock which the following person had the right to acquire on March 18, 2015 or within sixty (60) days thereafter through the exercise of stock options: Mr. Travis (1,248,750), Mr. Carbone (174,400), Mr. Costello (111,761), Mr. Twohig (148,746), Mr. Emmett (91,600) and all directors, nominees and executive officers as a group (2,002,953). Includes shares of restricted common stock or restricted stock units subject to vesting conditions: Mr. Travis (150,000), Mr. Carbone (21,101), Mr. Costello (27,096), Mr. Alvarez (1,910), Ms. Chang Britt (1,849), Mr. DiNovi (1,910), Ms. Horbach (1,910), Mr. Hines (1,910), Mr. Nunnelly (1,910), Mr. Sparks (1,910), Mr. Uva (1,910) and all directors, nominees and executive officers as a group (213,416).
(2)	The information regarding FMR LLC is based solely on information included in Amendment No. 6 to its Schedule 13G filed by FMR LLC with the SEC on February 13, 2015. FMR LLC reported its address as 245 Summer Street, Boston, Massachusetts 02210.
(3)	The information regarding Morgan Stanley is based solely on information included in Amendment No. 3 to its Schedule 13G filed by Morgan Stanley with the SEC on February 12, 2015. Morgan Stanley reported that the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley reported its address as 1585 Broadway, New York, New York 10036 and reported the address of Morgan Stanley Investment Management Inc. as 522 Fifth Avenue, New York, New York 10036.
(4)	The information regarding The Vanguard Group (“Vanguard”) is based solely on information included in Amendment No. 1 to its Schedule 13G filed by Vanguard with the SEC on February 10, 2015. Vanguard reported its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed during 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions used to determine the compensation of our executive officers who are named in the “Summary Compensation Table” as well as the most important factors relevant to an analysis of those policies and decisions. Our “named executive officers” for fiscal 2014 are:

•	Nigel Travis, Chairman and Chief Executive Officer

•	Paul Carbone, Chief Financial Officer

•	Paul Twohig, President, Dunkin’ Donuts U.S. and Canada and Dunkin’ Donuts and Baskin-Robbins Europe and Latin America

•	John Costello, President, Global Marketing and Innovation

•	Richard Emmett, Chief Legal and Human Resources Officer

Overview of compensation and fiscal 2014 performance

Our compensation strategy focuses on providing a total compensation package that will attract and retain high-caliber executive officers and employees, incentivize them to achieve company and individual performance goals, and align management, employee and shareholder interests over both the short-term and long-term. Our approach to executive compensation reflects our focus on long-term value creation. We believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining growth, our shareholders will benefit along with the executives who helped create this value.

Compensation philosophy

Our compensation philosophy centers upon:

•	attracting and retaining industry-leading talent by targeting compensation levels that are competitive when measured against other companies within our industry;

•	linking compensation actually paid to the achievement of our financial, operating and strategic goals;

•	rewarding individual performance and contribution to our success; and

•	aligning the interests of our executive officers with those of our shareholders by delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

Each of the key elements of our executive compensation program is discussed in more detail below. Our executive compensation program is designed to be complementary and to collectively serve the compensation objectives described above. We have not adopted any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation, or among different forms of cash and non-cash compensation. The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of these executives.

At our 2014 annual meeting of shareholders, approximately 85% of the votes cast on our “say on pay” proposal were in favor of the compensation of our executive officers. The Compensation Committee considered this positive support for our compensation practices and continued to make its compensation-related decisions consistent with the Company’s stated executive compensation philosophy.

Our compensation and governance practices

Described below are some of the practices that we consider good governance features of our executive compensation program.

Risk Mitigation - Our executive compensation program includes a number of controls that mitigate risk, including executive stock ownership and holding requirements and our ability to recover compensation paid to executives in certain circumstances, each as described below.

Compensation Clawback – Under our Incentive Compensation Recoupment policy, we can recover cash- or equity-based compensation paid to executives in various circumstances, including where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement (see “Clawbacks; Risk Assessment” below).

No Hedging or Pledging - We prohibit our executives and directors from pledging, hedging, or engaging in any derivatives trading, with respect to shares of our common stock.

No Single-Trigger Change-in-Control Vesting – All equity awards granted since our initial public offering in July 2011 have double-trigger change-in-control vesting provisions.

No “Gross-ups” - We do not provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers, other than in the case of certain relocation expenses, consistent with our relocation policy for all U.S.-based employees

Stock Ownership Requirements - We require our executive officers to meet stock ownership requirements, and we require them to retain 50% of the after-tax proceeds from stock option gains and the settlement of restricted stock units until they meet their required ownership levels (see “Stock Ownership Guidelines” below). We also have stock ownership requirements for our directors, as discussed elsewhere in this Proxy Statement.

No Repricing - Our equity incentive plan prohibits the repricing or exchange of stock options and stock appreciation rights without shareholder approval.

Independent Compensation Consultant - The Committee has engaged an independent compensation consultant that has no other ties to the Company or its management and that meets the independence standards of NASDAQ (see “Competitive market data and the use of compensation consultants” below).

No “Golden Parachutes” – Any potential payments to executives upon separation from service are relatively modest.

Perquisites – We provide our executives with a very limited range of executive perquisites and the aggregate value of all perquisites represents less than one-half of one percent of aggregate total compensation for our named executive officers.

Highlights of 2014 business performance

We believe that our named executive officers were instrumental in helping us to drive results for our shareholders in 2014 in the face of competitive and macroeconomic headwinds. We continued to grow our business during 2014 and positioned ourselves for further growth in the future. Highlights of our fiscal 2014 performance include the following:

•	Expanded global presence: Opened 452 net new Dunkin’ Donuts and 252 net new Baskin-Robbins locations globally, including the opening of our first traditional Dunkin’ Donuts restaurant in California, bringing Dunkin’ Brands to 18,862 total points of distribution as of year-end 2014;

•	Leveraged technology to drive results: Launched both the DD Perks Loyalty Program and Online Cake Ordering for Baskin-Robbins;

•	Grew worldwide sales: Grew global system-wide sales by 5.1% over fiscal 2013;

•	Drove positive comparable store sales in Dunkin’ Donuts U.S., Baskin-Robbins U.S.: Increased Dunkin’ Donuts U.S. comparable store sales by 1.6% and Baskin-Robbins U.S. comparable store sales by 4.7%;

•	Increased revenue: Increased revenue to $748.7 million in fiscal 2014, a 4.9% increase from 2013;

•	Increased net income: Increased net income 15% to $168.9 million; adjusted net income increased 12.9% to $187.2 million;

•	Increased adjusted earnings per share: Increased adjusted earnings per share by 14.4% to $1.75 versus $1.53 for 2013;

•	Return to Shareholders: Returned over $225 million to shareholders through share buybacks and an increased dividend.

Fiscal 2014 compensation

Overview

In determining 2014 compensation for our named executive officers, the Compensation Committee considered several key factors:

•	Our sustained superior performance since our IPO in 2011;

•	Executive compensation competitive analysis data provided by the Compensation Committee’s compensation consultant that showed that several of our named executive officers were compensated below the median of comparable positions in our peer group;

•	The fact that with the exception of Mr. Travis, our named executive officers received no base salary increases in 2013;

•	The compensation of named executive officers relative to each other; and

•	Their belief that it was important for the company to retain the executives most responsible for our strong performance since our IPO.

Compensation of our Chairman and Chief Executive Officer

Consistent with our executive compensation principles described above, considering his performance and assessing market competitiveness, the Compensation Committee, with advice from its independent consultant, set Mr. Travis’s salary and short- and long-term incentive compensation as follows:

•	Effective March 10, 2014, Mr. Travis’ annual base salary was set at $1.0 million; actual salary paid in 2014 was $990.4 thousand;

•	Effective January 1, 2014, Mr. Travis’ target bonus opportunity under the Annual Plan was increased to 110% of base salary; his actual 2014 award under the Annual Plan (paid in March 2015) was $555,682;

•	His 2014 annual long-term incentive award, comprised of time-vested stock options with a grant date fair value of $2.945 million was approved by the Compensation Committee on February 28, 2014;

•	On the same date, the Committee also approved a one-time supplemental performance-based restricted stock award with a grant date fair value of approximately $5.69 million, the objective of which was to provide Mr. Travis with a meaningful retention incentive linked to delivering competitive levels of total shareholder return and tied to the term of his extended employment agreement. See “Grants of Plan-Based Awards Table” below for further detail.

In 2014, 90% of Mr. Travis’s compensation was tied to Company performance and 85% was delivered in the form of long-term incentives as shown below:

The factors considered when determining our Chief Executive Officer’s compensation are discussed below.

Compensation of our other Named Executive Officers

The compensation for the other named executive officers was determined by the Compensation Committee based upon the recommendations of Mr. Travis and the other factors described below. Mr. Travis’ recommendations were based on his evaluation of each individual’s performance during the year. When making its determinations, the Compensation Committee also considered compensation data from the peer group provided by the Compensation Committee’s independent consultant, internal pay relationships based on relative duties and responsibilities, the individual’s future advancement potential, and his impact on Dunkin’ Brands’ results. The Compensation Committee also considered the need for retention incentives.

In 2014, 79% of the average compensation for our other named executive officers was tied to Company performance and 71% was delivered in the form of long-term equity incentives. The factors considered by the Compensation Committee in determining compensation for our other named executive officers are discussed in more detail below.

Elements of named executive officer compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers. Compensation for our named executive officers consisted of the following elements for fiscal 2014:

Element	Description	Primary Objectives
Base Salary	• Fixed cash payment	• Attract and retain talented individuals • Recognize career experience and individual performance • Provide competitive compensation

Short-Term Incentives	• Performance-based annual cash incentives	• Promote and reward achievement of the Company’s annual financial and strategic objectives and individualized personal goals

Long-Term Incentives	• Time-based stock options	• Align executive interests with shareholder interests by tying value to long-term stock performance • Attract and retain talented individuals

	• Performance-based restricted shares	• Tie value to achievement of the Company’s long-term goals

	• Time-based restricted shares	• Retain and motivate senior executives

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and disability insurance (STD & LTD) • 401(k) plan • Deferred Compensation Plan	• Provide competitive benefits • Provide tax-efficient retirement savings • Provide tax-efficient opportunity to supplement retirement savings

Executive Perquisites	• Executive physical for Vice Presidents and above • Supplemental LTD Insurance	• Promote health and well-being of senior executives • Provide competitive benefits

Severance Benefits	• Cash and non-cash payments and benefits upon a qualifying termination of employment	• Retain and attract key employees • Provide a level of protection in the event of an involuntary termination of employment

Base salary

We pay our named executive officers a base salary to provide them with a fixed, base level of compensation. The base salaries of our named executive officers are reviewed periodically by our Chairman and Chief Executive Officer (except with respect to his own base salary) and are approved by the Compensation Committee. They are intended to be competitive in light of the level and scope of the executive’s position and responsibilities. Adjustments to base salaries are based on the level of an executive’s responsibilities and his individual contributions, prior experience and sustained performance. Decisions regarding base salary increases may take into account the named executive officer’s current salary, equity holdings, including stock options, and the amounts paid to individuals in comparable positions as determined through an analysis of our peer group and/or published data from independent third-party compensation survey providers. No formulaic base salary increases are provided to our named executive officers, in line with our strategy of offering total compensation that is cost-effective, competitive and based on the achievement of performance objectives.

The table below shows the salaries for our named executive officers, effective March 10, 2014, as determined by the Compensation Committee:

Named Executive Officer	Prior Salary	Effective Date	New Salary as of 3/10/2014	% Increase	Notes
Nigel Travis	$950,000	3/28/2013	$1,000,000	5.3%	New salary equal to median of the peer group
Paul Carbone	$400,000	6/4/2012	$415,000	3.8%
Paul Twohig	$500,000	5/15/2012	$600,000	20.0%	Assumed responsibility for Europe and Latin America
John Costello	$530,000	5/9/2011	$600,000	13.2%	First salary increase since prior to IPO
Richard Emmett	$430,000	5/9/2011	$500,000	16.3%	Assumed responsibility for Human Resources in addition to Legal

Short-term incentive plan

In addition to receiving base salaries, executives participate in our annual management incentive plan (the “Annual Plan”). We believe that annual incentives should be based upon actual performance against specific, measurable business objectives. Each year, the Compensation Committee reviews and establishes the performance metrics that will be used under the Annual Plan to help ensure that the program design appropriately motivates our executive officers to achieve important financial and operational goals. The funding of the Annual Plan in fiscal 2014 was based on the level of achievement against our global adjusted operating income target. For fiscal 2014, the Compensation Committee again chose global adjusted operating income as the performance metric that would be used to establish the funding levels under the plan in order to ensure that we had a sufficient level of earnings to fund bonuses to be paid out of this plan. In addition, the use of global adjusted operating income provides a link between the compensation payable to our executives and the value we create for our shareholders. Global adjusted operating income is also a key metric used by us and by our shareholders to evaluate our business performance.

The Compensation Committee set the global adjusted operating income target for fiscal 2014 at a level it believed was both challenging and achievable. By establishing a target that is challenging, the Compensation Committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that is also achievable, the Compensation Committee believes that employees will remain motivated to perform at the high level required to achieve the target.

The potential Annual Plan payout for each eligible employee (based on the employee’s target bonus) is aggregated to create an Annual Plan pool at target. The level of potential funding under the Annual Plan for fiscal 2014 ranged from 0% to 225% of that target pool based on our actual performance relative to the global adjusted operating income target, with a threshold funding level established by the Compensation Committee based on the minimum level of global adjusted operating income performance that would result in any funding under the Annual Plan.

Once our global adjusted operating income performance is determined after the close of the fiscal year, the funding level for the Annual Plan is established. The Annual Plan funding is then allocated to participants in the plan based on the achievement of relevant financial or operational business goals such as revenue, comparable store sales and net development (i.e., the number of new store openings minus the number of store closings). These specific goals are chosen due to their impact on our profitability. These goals are arranged into three categories: Primary, Secondary and Personal. Primary business goals are financial goals which are influenced or impacted by the activities of the broader organization/group. The Primary business goals are shared among all executives in order to encourage cross-functional collaboration. Secondary business goals are key financial goals that relate most directly to the executive based on his role within the Company and his ability to impact certain aspects of our business. Personal goals are measurable operational or business goals that relate directly to the duties and responsibilities of the individual executive. Performance against each goal category is measured separately. The goals are weighted as follows: Primary (35%), Secondary (30%) and Personal (35%). This weighting allows each set of goals to be taken into account in a manner that is generally equal, with more weight placed on the achievement of relevant company performance metrics. The achievement of Personal goals is taken into account solely on a discretionary basis. During the year, regular communication takes place within the Company to ensure that all executives are aware of progress against their goals.

The table below lists the 2014 Primary and Secondary business goals for each named executive officer:

Name and Title	Goal type	Metric

Nigel Travis	Primary	Dunkin’ Brands Inc. Global Total Revenue

Chairman and Chief Executive Officer	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Paul Carbone	Primary	Dunkin’ Brands Inc. Global Total Revenue

Chief Financial Officer	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Paul Twohig	Primary	Dunkin’ Brands Inc. Global Total Revenue

President, Dunkin’ Donuts US and Canada and Dunkin’ Donuts and Baskin-Robbins Europe and Latin America	Secondary	Dunkin’ Brands Inc. U.S. Comparable Sales (60%) Dunkin’ Donuts U.S. Net Development (40%)

Name and Title	Goal type	Metric

John Costello	Primary	Dunkin’ Brands Inc. Global Total Revenue

President, Global Marketing and Innovation	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Richard Emmett	Primary	Dunkin’ Brands Inc. Global Total Revenue

Chief Legal and Human Resources Officer	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Personal goals for fiscal 2014 were the relevant strategic and operational goals for the respective named executive officer and include:

•	Continuing momentum on the Dunkin’ Donuts Mobile App to reach 10 million downloads;

•	Executing growth plan for Dunkin’ Donuts Europe and Latin America;

•	Delivering successful 2014 new store expansion in strategic international markets including the United Kingdom, Germany, Brazil, and Vietnam;

•	Developing a strategy for maximizing our protection of customer data; and

•	Implementing a successful DD Perks loyalty program that contributes meaningfully to comparable store sales.

The achievement of Personal goals under the Annual Plan is reviewed after the close of the relevant fiscal year and is taken into account by the Compensation Committee on a discretionary basis.

At the conclusion of the fiscal year, global adjusted operating income results are determined by our finance department based on our audited financial results. These results are presented to the Compensation Committee for consideration and approval. The Compensation Committee retains the discretion to adjust (upwards or downwards) global adjusted operating income results for the occurrence of extraordinary events affecting global adjusted operating income performance. In addition, in setting the global adjusted operating income thresholds and determining our achievement of such thresholds, the Compensation Committee may exclude certain revenues and expenses related to our business as it deems appropriate. There were no such adjustments or exclusions made by the Compensation Committee in determining our global adjusted operating income performance in 2014.

After the Compensation Committee sets the bonus pool under the Annual Plan based on its determination of the level of our global adjusted operating income achieved, our Chairman and Chief Executive Officer then recommends amounts payable to each named executive officer (other than himself) under the Annual Plan based on performance against his respective Primary, Secondary and Personal goals. The Compensation Committee makes all determinations with respect to Mr. Travis’s bonus.

Short-term incentive awards

In considering the executive compensation competitive analysis provided by Cook in 2013, the Committee determined that the total target cash compensation opportunities of several of the named executive officers required adjustment for competitive purposes. In addition to increasing base salaries, and consistent with the philosophy of linking compensation actually paid to the achievement of our financial, operating and strategic goals, the Compensation Committee determined that certain increases in the target bonus opportunities for Mssrs. Travis, Twohig, Costello, and Emmett in 2014 should be implemented under the Annual Plan. The threshold, target and maximum incentive levels (as a percentage of base salary and as described more fully below) established under the Annual Plan and payable to each named executive officer if achievement relative to the 2014 global adjusted operating income target resulted in a fully funded plan and, if applicable, the named executive officer achieved each of his Primary, Secondary and Personal goals were:

	Target STI as a % of Base Salary
Named Executive Officer	Threshold %	Target %	Maximum %
Nigel Travis (1)	27.5%	110%	248%
Paul Carbone	15.0%	60%	135%
Paul Twohig (2)	18.8%	75%	169%
John Costello (2)	18.8%	75%	169%
Richard Emmett (3)	15.0%	60%	135%

(1)	The incentive target for Mr. Travis was increased from 100% to 110% effective January 1, 2014.
(2)	The incentive target for Messrs. Twohig and Costello was increased from 60% to 75% effective January 1, 2014.
(3)	The incentive target for Mr. Emmett was increased from 55% to 60% effective January 1, 2014.

Full funding (100% of target funding) for the 2014 Annual Plan was contingent on achievement of our global adjusted operating income target of $380.1 million. Below is a comparison of 2013 and 2014 global adjusted operating income performance achievement levels:

The funding threshold level (25% of target funding) was contingent on achievement of 90% of the global adjusted operating income target, meaning that if global adjusted operating income performance achievement fell below $342.1 million, no funding would be achieved under the plan and no payments would be made under it. The maximum funding level for the Annual Plan (225% of target funding) was contingent on the achievement of 110% of the global adjusted operating income target, or achievement of $418.1 million of global adjusted operating income.

Our 2014 global adjusted operating income performance under the Annual Plan was $366.0 million, or 96.3% of our adjusted operating income target. This translated to a funding level of 62.5% of target in accordance with the funding schedule set forth in the Annual Plan and as illustrated below.

Once the funding level for the Annual Plan pool was approved, our Chairman and Chief Executive Officer recommended to the Compensation Committee amounts to be paid to each named executive officer under the Annual Plan based on performance against each individual’s Primary, Secondary and Personal goals. The determination of the amount that each individual received that was based upon achievement of the Primary and Secondary business goals was formulaic, as shown in the table below. The determination of the amount that each individual received that was based on the achievement of Personal goals was based on the Compensation Committee’s assessment (after consideration of the Chairman and Chief Executive Officer’s recommendation) of the individual’s performance against his individual goals. When assessing the amount of the bonus that each executive was entitled to earn, the Compensation Committee applied the same principles to our Chairman and Chief Executive Officer as it did to the other named executive officers.

Primary and Secondary Business Goals(1)	Target Performance	Actual Performance	% Earned
Dunkin’ Brands Inc. Global Total Revenue ($MM)	$769.3	$753.4	65.6%
Dunkin’ Brands Inc. Global Comparable Sales	4.22%	1.22%	28.8%
Dunkin’ Donuts U.S. Net Development, comprised of:			128.8%
Dunkin’ Donuts U.S. Net New Stores (50% weight)	400	405	145.0%
Dunkin’ Donuts New First Year Sales ($MM) (50% weight)	$169.8	$169.9	97.5%
Dunkin’ Brands Inc. Comparable Sales – U.S.	4.47%	1.84%	43.8%

(1)	Each metric is as defined under the Annual Plan or award agreements evidencing grants thereunder.

For 2014, based upon a review of the personal goals of each named executive officer, our Chairman and Chief Executive Officer recommended to the Committee that Mssrs. Carbone and Emmett receive 100% of the funded Personal goal component and Mssrs. Twohig and Costello receive 70% of the funded Personal goal component of their respective 2014 bonus under the Annual Plan. The Committee determined to apply a similar adjustment to the Personal goal component of Mr. Travis’ bonus opportunity under the Annual Plan that resulted in him receiving 70% of that component. The table below lists the payouts to each named executive officer as a percentage of eligible base salary earnings and as a percentage of his target award.

	Weighted Contribution Toward Annual Plan Payout
Named Executive Officer	Primary and Secondary Business Goals (65% of Total Opportunity)(1)	Personal Goals and Annual Plan Funding (35% of Total Opportunity)(2)	Adjustment to Personal Goals(3)	Actual Award % (% of Target Award)
Nigel Travis	35.8%	21.9%	(6.6)%	51.1%
Paul Carbone	35.8%	21.9%	0.0%	57.7%
Paul Twohig	42.0%	21.9%	(6.6)%	57.3%
John Costello	35.8%	21.9%	(6.6)%	51.1%
Richard Emmett	35.8%	21.9%	0.0%	57.7%

(1)	Represents the earned portion of the award with respect to each of our named executive officer’s Primary and Secondary business goals based on performance results described in the preceding table and the applicable weightings described above under “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan”.
(2)	Represents the adjusted operating income-based funding level (62.5%) multiplied by the remaining portion of the award (35%).
(3)	Represents the negative discretionary adjustments approved by the Compensation Committee for Mssrs. Travis, Twohig and Costello.

Long-term equity incentive program

The primary goals of our equity incentive program are to align the interests of our named executive officers with the interests of our shareholders and to encourage executive retention through the use of service-based vesting requirements. As discussed below, the Compensation Committee awarded time-based stock options to all named executive officers in 2014 consistent with the terms of our annual long-term equity incentive award program adopted in fiscal 2012.

We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. Because value is tied to long-term stock performance, we believe that stock options are the best vehicle to align executive interests with shareholder interests.

Prior to our IPO, we granted each of our named executive officers options consisting of time-based options (30% of each grant) and time and performance-based options (70% of each grant), which remain outstanding. Because the performance condition associated with these stock options has been satisfied, to the extent unvested based on service, the options are only subject to the employee’s continued employment to the company through the applicable vesting date. Substantially all of the stock options we awarded prior to our IPO are now vested.

The Compensation Committee retains discretion to grant stock options or other equity-based awards to employees at any time, including in connection with a promotion, to reward an employee, for retention purposes or in other circumstances. In 2014, the Compensation Committee exercised this discretion and granted equity awards for retention purposes to Mssrs. Travis, Costello and Twohig. These supplemental awards, which are described below, were designed to meet certain retention needs of the Company, as well as to encourage the achievement of certain performance goals, in the case of the award to Mr. Travis.

In 2014, consistent with our practice of granting stock options to our executives on an annual basis, each of our named executive officers received grants of stock options. In determining the size of the stock option grants awarded to our named executive officers, the Compensation Committee took into account a number of factors such as the Total Target Direct Compensation levels and long-term incentive values awarded to executives in our peer group companies, and internal factors such as the individual’s responsibilities, position and the size and value of the long-term incentive awards historically granted to our executives. Stock options granted in fiscal 2014 vest in four equal annual installments, subject to the executive’s continued employment on the applicable vesting date.

In addition, the Compensation Committee reviewed in detail the retentive nature of past equity awarded to our named executive officers and determined that additional equity compensation for the purpose of retaining our key executives and stabilizing the senior management team was appropriate. To support those objectives they approved supplemental equity awards for Mssrs. Travis, Twohig and Costello that were individually designed to address the Committee’s goal of retaining each executive while providing further incentive to drive share price appreciation and shareholder value, which are described below. The Compensation Committee considered the appropriate size of the award in order to achieve these goals.

Supplemental Performance-Based Restricted Stock Award for Mr. Travis

On February 28, 2014, Mr. Travis was granted a one-time award of 150,000 shares of restricted stock that vest if Dunkin’ Brands meets or exceeds specified levels of total shareholder return relative to the S&P 500 Index, subject to his remaining employed on the vesting date of December 31, 2018. The Compensation Committee selected total shareholder return relative to the S&P 500 as a performance condition for vesting even though Dunkin’ Brands is not currently a member of the S&P 500 Index. The Compensation Committee chose this metric because it believed that an S&P 500 Index fund would be a suitable investment alternative for investors in our common stock and that in order to attract and retain investors, Dunkin’ Brands may need to provide a return to shareholders that would meet or exceed the investment return realized by investors in the S&P 500. Tying our Chief Executive Officer’s award to the Company’s performance against this index will provide our Chief Executive Officer with an additional incentive to achieve these returns for our shareholders. In addition, by subjecting the award to a longer vesting period, the Compensation Committee sought to provide an additional retention incentive to Mr. Travis. Please see Note 6 to the “Outstanding Equity Awards at Fiscal Year End” for a further description of the vesting conditions that apply to Mr. Travis’s award.

Supplemental stock option award for Mr. Twohig

On February 28, 2014, Mr. Twohig was granted a one-time supplemental award of 115,000 stock options. These options vest 50% on December 31, 2016 and the remaining 50% vest on December 31, 2017, subject to Mr. Twohig remaining continuously employed by the Company through the applicable vesting date. The later-year vesting schedule imposed on the award was part of a design meant to encourage Mr. Twohig to make a multi-year commitment to continuing his employment with us.

Post-Termination exercise period for stock options held by Mr. Travis and Mr. Twohig

The Compensation Committee also approved an amendment to Mr. Travis’s employment agreement providing that, with respect to stock option awards granted to him on or after February 28, 2014, if Mr. Travis voluntarily resigns from the company on or after December 31, 2018, or if his employment with the Company terminates for reasons other than “cause” or “performance-based cause” (including due to his death or disability) at any time after February 28, 2014, he will be eligible to exercise all vested options granted after that date for two years after the date his employment terminates (but not beyond the original term of the award), subject to Mr. Travis complying with the non-competition and other restrictive covenants that apply to him.

In consideration for extending the period following his termination of employment during which he is subject to non-competition and non-solicitation restrictions from one year to two years, Mr. Twohig was also provided with an extended period of time following employment termination during which he may exercise stock options granted on or after February 28, 2014. In the event that Mr. Twohig voluntarily resigns from the Company, he will be eligible to exercise all vested stock options granted on or after February 28, 2014 for two years following his termination of employment (but not beyond the original term of the award), subject to Mr. Twohig complying with the non-competition and other restrictive covenants that apply to him (including the extended post-termination non-competition and non-solicitation provisions).

The Compensation Committee determined that the extended post-termination exercise periods would provide an important incentive for Mr. Travis and Mr. Twohig to remain with the Company for the next several years, which would promote stable leadership through the next phase our growth. In the case of Mr. Twohig, the Compensation Committee also determined that the award would further protect the Company by extending the term of his restrictive covenants.

Supplemental restricted stock award for Mr. Costello

On February 28, 2014, Mr. Costello was granted a one-time retention award of 27,096 shares of restricted stock that vest on July 31, 2016, subject to his remaining continuously employed by the Company through the vesting date. The cliff vesting schedule was part of a design meant to encourage Mr. Costello to make a multi-year employment commitment.

Employment agreements and letters

We have entered into an employment agreement with Mr. Travis and offer letters with each of our other named executive officers. The material terms of these agreements and letters are summarized below.

Employment agreement with Mr. Travis. In February 2014, we amended Mr. Travis’ employment agreement to, among other things, extend the term through December 2018. Under his amended employment agreement, Mr. Travis is entitled to receive an annual base salary of $1,000,000 and is eligible for a target annual incentive bonus of 110% of his base salary. Mr. Travis has agreed to confidentiality obligations during and after employment and has agreed to non-competition and non-solicitation obligations during his employment and for two years following the termination of his employment. Mr. Travis’s amended employment agreement also includes certain provisions regarding the period during which he can exercise stock options granted to him on or after February 28, 2014 following his termination of employment, as described above.

Letter agreements with Messrs. Carbone, Twohig, Costello, and Emmett. Messrs. Carbone, Twohig, Costello, and Emmett are parties to offer letter agreements with the Company that provide for a certain level of base salary and eligibility to participate in the Company’s Annual Plan with specified target bonus opportunities under this plan. Under the terms of their respective letter agreements, each named executive officer has agreed to confidentiality obligations during and after employment and each has agreed to non-competition and non-solicitation obligations during and following employment termination.

Early 2015 compensation actions

On February 12, 2015, the Committee took the following actions in respect to 2015 target total direct compensation for our named executive officers:

Name	Salary as of 12/27/2014	New Salary as of 3/8/2015 (2)	Annual Plan Target (%)	Target Annual Plan ($)	Target Total Cash Compensation	% Increase In Target Total Cash Compensation	Grant Date Fair Value of Annual Stock Option Grant (3)	Grant Date Fair Value of Special Retention Award (4)
Nigel Travis	$1,000,000	$1,000,000	110%	$1,100,000	$2,100,000	0%	$3,342,389
Paul Carbone (1)	$415,000	$465,000	75%	$311,250	$776,250	17%	$800,000	$1,000,000
Paul Twohig	$600,000	$600,000	75%	$450,000	$1,050,000	0%	$1,253,396
John Costello	$600,000	$600,000	75%	$450,000	$1,050,000	0%	$1,000,000
Richard Emmett	$500,000	$500,000	60%	$300,000	$800,000	0%	$800,000

(1)	Mr. Carbone’s base salary was increased by $50,000 and his Annual Plan Target % was increased from 60% to 75% effective January 1, 2015

(2)	Other than Mr. Carbone, the Committee approved no other base salary increases for our named executive officers in February 2015

(3)	The amounts shown in this column represent the aggregate grant date fair value of stock option awards determined in accordance with ASC Topic 718. The options were granted on February 12, 2015 at an exercise price of $47.39.

(4)	Special retention award is in the form of time-vested restricted stock granted on February 12, 2015, with 50% vesting on the third anniversary and the remaining 50% vesting on the fourth anniversary of the grant date.

Compensation framework: policies and process

Roles of Compensation Committee and our Chairman and Chief Executive Officer in compensation decisions

The Compensation Committee oversees our executive compensation program, is responsible for approving the nature and amount of the compensation paid to our executive officers, approving any employment and related agreements entered into with our executive officers, approving equity awards granted to our executive officers and administering our equity compensation plans and awards. Our Chairman and Chief Executive Officer provides recommendations to the Compensation Committee with respect to salary adjustments, annual cash bonus targets and awards and equity incentive awards for our named executive officers (other than himself) and the other executive officers reporting to him. The Compensation Committee meets with our Chairman and Chief Executive Officer at least annually to discuss and review his compensation recommendations for our executive officers. In making compensation decisions for all of our named executive officers, including our Chairman and Chief

Executive Officer, the Compensation Committee considers many factors, including the officer’s experience, responsibilities, management abilities and job performance, the Company’s performance as a whole, current market conditions and pay levels for similar positions at our peer companies listed below. Those factors are considered in a subjective manner without any specific formula or weighting. The Compensation Committee, as the ultimate body that approves the compensation of our executive officers, has the discretion, and has exercised this discretion, to increase or decrease the amounts of compensation recommended by our Chairman and Chief Executive Officer.

Competitive market data and use of compensation consultants

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) on a limited basis in fiscal 2014 to develop a 2014 compensation recommendation for our CEO. Cook had been engaged to review the competitiveness of our executive compensation in fiscal 2013, and the Compensation Committee determined that it was not necessary to update that analysis for fiscal 2014, instead using the 2013 analysis as a reference point in setting pay levels for executives for fiscal 2014. This analysis included a study of senior executive total direct compensation levels and opportunities when compared to executives in similar positions at our peer group companies. This analysis also included a review of incentive plan design and annual share usage and the value transferred to executives in respect of long-term incentive compensation for this peer group. The peer group of companies used in Cook’s analysis was developed by Cook and was reviewed and approved by the Compensation Committee in 2013. These peers were chosen primarily based on the following selection criteria as defined by the Compensation Committee:

•	Comparable Industry/Business Model: Quick service and restaurant industry focus; franchise-oriented business model
•	Peer Company Size: Sizing factors included revenue, enterprise value and market capitalization
•	Statistical Reliability: Peer group size of between 12 and 20 companies
•	Executive Talent Sources: Companies with whom Dunkin’ Brands competes for talent

The approved peer group consists of the 15 publicly-traded companies listed below:

Brinker International	Chipotle Mexican Grill	Domino’s Pizza	Tim Horton’s

Bloomin’ Brands	Cracker Barrel	Keurig Green Mountain	Wendy’s Co.

Burger King Worldwide	Darden Restaurants	Panera	Yum! Brands

Cheesecake Factory	DineEquity	Starbucks

The Compensation Committee intends to review this peer group periodically to ensure that it remains the appropriate comparable group for the Company.

Cook provided no other consulting services in 2014. In October 2014, the Committee engaged Pearl Meyer & Partners (“PM&P”) to serve as the compensation consultant to the Committee. Subsequent to their engagement, PM&P was asked to perform and report on the results of an executive compensation competitive analysis that was to inform the Committee’s compensation decision-making in 2015. In preparing the report, PM&P relied on the Committee approved peer group to analyze the competitiveness of compensation opportunity provided to our CEO, CFO and other named executive officers, and on proprietary compensation survey data to ascertain the compensation market for other leadership team position holders who are not named executive officers. PM&P also prepared and presented a Compensation Risk Assessment for the Committee’s consideration. PM&P provided no other consulting services that were outside the scope of its relationship with the Compensation Committee. After consideration of the six independence assessment factors provided under the listing rules of NASDAQ, the Compensation Committee determined that both Cook and PM&P, as advisors to the Committee during 2014, were independent and that the work performed by Cook and PM&P did not raise any conflicts of interest in 2014 that would preclude the Committee from reviewing and considering Cook’s or PM&P’s analyses when making compensation decisions.

Other Compensation Policies

Separation Benefits

The Compensation Committee believes that maintaining a competitive level of separation benefits is an appropriate element of a compensation program that is designed to attract and retain industry-leading talent. The Committee further believes that separation benefits should only be paid if there is an actual termination of employment. As a result, we do not have any single-trigger change in control entitlements. We also do not maintain any special change in control severance plans and do not provide any of our executive officers, including our named executive officers, with so-called “golden parachute” tax gross-ups. Each named executive officer is entitled to certain payments and benefits upon a qualifying termination, including salary continuation, pursuant to the agreement or offer letter described above. These arrangements are more fully described below under “Potential payments upon termination or change in control.”

Equity compensation

As more fully described below in the section entitled “Potential payments upon termination or change in control,” our named executive officers’ stock option and other equity award agreements also provide for accelerated vesting upon a change in control in certain circumstances. The agreements (other than the agreement for Mr. Travis’s performance-based restricted stock award) provide that if the employment of the executive is terminated by the Company or its successor without cause or by the executive for good reason within the 18-month period following a change in control, his equity awards will vest in full upon such termination. Mr. Travis’s performance-based restricted stock agreement provides that if there is a change in control prior to the vesting date, the award will vest in full if Mr. Travis remains employed by the Company through December 31, 2018. Since these protections are meaningful only if the equity awards held by the executives are assumed in the change in control transaction, each of the awards will vest in full at the time of the transaction if they are not assumed by the acquirer in such transaction.

Employee benefits and perquisites

We provide our executive officers with access to the same health and welfare benefits we provide to all of our full-time employees, such as medical, dental, vision and disability insurance benefits. All of our full-time employees in the United States, including our named executive officers, are also eligible to participate in our 401(k) Retirement Plan (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees, including our named executive officers, may elect to defer a portion of their salary and receive a Company match of up to 4% of salary for fiscal 2014, subject to limits set forth in the Internal Revenue Code of 1986, as amended. In addition to the 401(k) Plan available to all employees, we have established the Deferred Compensation Plan for senior employees, including our named executive officers, and non-employee directors. The Deferred Compensation Plan allows participants to defer certain elements of their compensation with the potential to receive earnings on deferred amounts. We believe the 401(k) Plan and the Deferred Compensation Plan are important retention and recruitment tools because they help facilitate retirement savings and provide financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide similar plans to their key employees.

We offer limited perquisites and personal benefits to our named executive officers. We also provide our named executive officers with a limited number of sporting event tickets and limited use of a company automobile and pay them for the cost of executive physicals and supplemental long-term disability insurance. The costs associated with all perquisites are included in the Summary Compensation Table.

Clawbacks; risk assessment

In February 2015, the Board of Directors approved an Incentive Compensation Recoupment, or “clawback” policy. This policy, which applies to incentive awards granted under annual and equity plans to any of our Section 16 officers (“Covered Participants”) after January 1, 2015, states that in the event of a material restatement of the Company’s financial statements due to material non-compliance with financial reporting requirements under the securities laws, the Board shall review the performance-based compensation awarded or paid to Covered Participants during the three-year period preceding the date on which the Company is required to prepare the restatement. If the amount of such compensation would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Board may, in all appropriate cases, seek reimbursement from any Covered Participant of the amount of the excess compensation awarded or paid to such Covered Participant, net of tax. In addition, if a Covered Participant knowingly engaged in misconduct that was a material factor in the Company’s obligation to restate its financial statements, the Company will have the right to seek recoupment of the proceeds from the sale of shares issued upon exercise of stock options or upon vesting of restricted stock occurring during the 12-month period preceding the announcement by the Company of its obligation to restate its financial statements, in an amount determined appropriate by the Board under the circumstances. Administration and enforcement of the Recoupment Policy is the responsibility of the Board. The Board has sole discretion to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment and an adjustment to future incentive-based compensation payouts or grants. The remedies under this Recoupment Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have or any actions imposed by law enforcement agencies, regulators or other authorities.

In 2014, the Compensation Committee, pursuant to an independent assessment performed by PM&P, determined that the risks arising from our compensation practices are not reasonably likely to have a material adverse effect on the Company.

Emphasis on long-term ownership

Stock Ownership Guidelines. Under the executive stock ownership policy guidelines established by the Compensation Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline (1)
Nigel Travis	6x
Paul Carbone	3x
Paul Twohig	3x
John Costello	3x
Richard Emmett	3x

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

This policy is designed to increase the named executive officers’ ownership stakes and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the executive officer or any of such person’s immediate family members residing in the same household, shares held in trust for the benefit of the executive officer or such person’s family, shares held in our employee benefit plans, including the 401(k) Plan, and shares obtained through stock option exercise and the net in-the-money value of vested but unexercised stock options, shares of vested restricted stock and shares underlying vested restricted stock units. While there is no set period in which these ownership levels must be met, until they are met, each executive officer will be required to retain a level of shares following the vesting or exercise of equity awards granted after May 15, 2012 (the date our stock ownership guidelines were established), as follows: Mr. Travis, 100% of the net profit shares and the other executive officers, 50% of the net profit shares. “Net profit shares” are those shares that remain after deducting the exercise price, in the event of the exercise of options, and applicable withholding taxes in the event of all equity awards. As of December 31, 2014, the date of the annual measurement of ownership for purposes of this policy, Messrs. Travis, Carbone and Costello had met the stock ownership guidelines set forth under the policy.

Prohibition on Hedging and/or Pledging our Common Stock. We have adopted an insider trading policy that prohibits insiders from hedging their ownership of our common stock or pledging shares of common stock.

Tax and accounting considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as performance-based under such section. Our post-IPO grandfathering period for purposes of Section 162(m) will end on the date of our 2015 Annual Meeting and, following that date, the Compensation Committee expects to take into consideration the potential deductibility of the compensation payable under our programs as one of the factors to be considered when establishing our executive compensation programs. We are asking our shareholders to approve the material terms of the Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan, consistent with the requirements of the performance-based compensation exemption under Section 162(m). However, the

Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Raul Alvarez, Chair

Anthony DiNovi

Sandra Horbach

Mark Nunnelly

Joseph Uva

2014 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our named executive officers for fiscal years 2014, 2013 and 2012:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Nigel Travis	2014	$ 990,385	—	$5,691,420	$ 2,945,316	$555,682	$22,000	$10,204,803
Chairman and Chief Executive Officer	2013	$ 932,885	—	—	$ 2,380,392	$950,000	$25,481	$4,288,758
	2012	$ 861,000	—	—	—	$1,033,050	$17,228	$1,911,278

Paul Carbone	2014	$ 412,116	—	—	$ 800,133	$142,398	$19,059	$1,373,705
Chief Financial Officer	2013	$ 400,000	—	—	$ 426,487	$253,300	$19,162	$1,098,949
	2012	$ 351,250	—	—	$ 1,166,480	$230,000	$20,442	$1,768,172

Paul Twohig	2014	$ 580,769	—	—	$ 2,980,206	$248,068	$22,558	$3,831,601
President, Dunkin’ Donuts U.S. and Canada, and Dunkin’ Donuts and Baskin-Robbins, Europe and Latin America	2013	$ 500,000	—	—	$ 753,791	$352,700	$27,343	$1,633,835
	2012	$ 469,985	—	—	—	$326,254	$20,670	$816,909

John Costello	2014	$ 586,539	—	$1,400,050	$ 1,000,171	$223,786	$17,359	$3,227,904
President, Global Marketing and Innovation	2013	$ 530,000	—	—	$ 753,791	$323,717	$20,415	$1,627,922
	2012	$ 530,000	—	—	—	$317,994	$20,930	$868,923

Richard Emmett	2014	$ 486,539	—	—	$ 800,133	$167,417	$19,270	$1,473,358
Chief Legal and Human Resources Officer (5)	2013	$ 430,000	—	—	$ 565,343	$258,646	$25,975	$1,279,965

(1)	Amounts shown in this column are not reduced to reflect the named executive officer’s elections, if any, to defer receipt of salary into either of our Non-Qualified Deferred Compensation or our 401(k) Plan.
(2)	The amounts shown in this column represent the aggregate grant date fair value of performance-based and time-based restricted stock awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to the performance-based restricted stock award granted to Mr. Travis, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such award. The award was valued based on a Monte Carlo simulation model to reflect the impact of the total shareholder return market condition, resulting in a grant-date fair value of $37.94 per share. The aggregate grant date fair value of this award, assuming the maximum level of performance is achieved, is $7,750,500.
(3)	The amounts shown in this column represent the aggregate grant date fair value of stock option awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to options granted in 2014, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 27, 2014, included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2014. With respect to options granted in 2013, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013. With respect to options granted in 2012, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 29, 2012, included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012.
(4)	Amounts shown in this column represent the named executive officer’s bonus payouts pursuant to the Annual Plan . These payout amounts were based on the attainment of certain pre-established performance targets. Please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2014 compensation—Short-term incentive awards” above.

(5)	Amounts shown in this column consist of the following items, as applicable to each named executive officer:

Name and Principal Position	Year	Flexible Allowance and Event Tickets ($)(i)	Company- Paid Premiums for LTD Coverage ($)	Personal Use of Company Vehicle ($)(ii)	Executive Physicals ($)	401(k) Company Match Contributions ($)	Total ($)
Nigel Travis	2014	$3,920	—	$4,980	$2,700	$10,400	$22,000
Chairman and Chief Executive Officer	2013	$3,400	—	$9,731	$2,150	$10,200	$25,481
	2012	$2,160	—	$5,268	—	$9,800	$17,228

Paul Carbone	2014	$2,240	$2,642	$927	$2,850	$10,400	$19,059
Chief Financial Officer	2013	$2,480	$2,422	$860	$3,200	$10,200	$19,162
	2012	$6,396	$1,259	$538	$2,450	$9,800	$20,442

Paul Twohig	2014	$2,240	$5,447	$4,471	—	$10,400	$22,558
President, Dunkin’ Donuts U.S. and Canada, and Dunkin’ Donuts and Baskin-Robbins, Europe and Latin America	2013	$4,080	$4,993	$8,070	—	$10,200	$27,343
	2012	$2,160	$4,475	$4,035	—	$10,000	$20,670

John Costello	2014	$2,240	$2,515	$2,204	—	$10,400	$17,359
President, Global Marketing & Innovation	2013	$2,080	$2,609	$3,426	$2,100	$10,200	$20,415
	2012	$2,160	$3,640	$2,580	$2,750	$9,800	$20,930

Richard Emmett	2014	$—	$3,928	$2,992	$1,950	$10,400	$19,270
Chief Legal and Human Resources Officer	2013	$4,680	$3,601	$4,427	$2,600	$10,200	$25,975

(i)	Amounts shown reflect the face value of tickets to sporting events that were provided to our named executive officers, with the exception of Mr. Carbone, whose 2012 amount reflects a pro-rated flexible allowance that was paid to him prior to the date he became our Chief Financial Officer ($6,396).
(ii)	Amounts shown are calculated based on the incremental costs to the Company of using a Company vehicle to transport the named executive officer from Canton, Massachusetts to Logan Airport in Boston, Massachusetts, calculated by taking into account the cost to the Company of paying for a driver for these trips, based on the driver’s hourly rate, costs associated with fuel and maintenance of the vehicle related to such trips and the cost of applicable tolls, but not including any costs otherwise associated with the ownership or maintenance of the Company vehicle as these are costs that would otherwise have been incurred by the Company regardless of this personal use.

Grants of Plan-Based Awards Table

						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (2)	Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Awards ($)(4)
			Potential Payouts Under Non-Equity Incentive Plan
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Nigel Travis	Annual Incentive		271,827	1,087,308	2,446,443
	Stock Options	2/28/2014					253,293	$51.67	2,945,316
	Performance- Based Restricted Stock	2/28/2014				150,000			5,691,420

Paul Carbone	Annual Incentive		61,731	246,923	555,577
	Stock Options	2/28/2014					81,054	$51.67	800,133

Paul Twohig	Annual Incentive		108,173	432,692	973,558
	Stock Options	2/28/2014					121,581	$51.67	1,413,756
	Stock Options	2/28/2014					115,000	$51.67	1,566,450

John Costello	Annual Incentive		109,471	437,885	985,241
	Stock Options	2/28/2014					101,318	$51.67	1,000,171
	Restricted Stock	2/28/2014				27,096			1,400,050

Richard Emmett	Annual Incentive		72,577	290,308	653,193
	Stock Options	2/28/2014					81,054	$51.67	800,133

(1)	These amounts represent threshold, target and maximum bonus opportunities under the Annual Plan. The actual amount of the bonus earned by each named executive officer under the Annual Plan for fiscal 2014 is reported in the Summary Compensation Table. For a description of the performance targets relating to the Annual plan, please refer to the sections titled “Compensation Discussion and Analysis – Elements of named executive officer compensation- Short term incentive plan” and “Compensation Discussion and Analysis – Fiscal 2014 compensation – Short-term incentive awards” above.
(2)	Represents a supplemental performance-based restricted stock award granted to Mr. Travis that will vest if the Company’s total shareholder return meets or exceeds a specified level of total shareholder return relative to the S&P 500 Index, generally subject to Mr. Travis remaining employed on December 31, 2018, the vesting date of this award. Mr. Travis will be eligible to vest as to a number of shares of restricted stock between 75,000 and 150,000 depending on the level of performance achieved, as further described below. This performance-based restricted stock award was granted under the Company’s 2011 Omnibus Long-Term Incentive Plan.
(3)	Represents a supplemental time-based restricted stock award granted to Mr. Costello that will vest based on his continued service with the Company, as described below. This time-based restricted stock award was granted under the Company’s 2011 Omnibus Long-Term Incentive Plan.
(4)	Represents stock options granted to the named executive officers (including a supplemental grant made to Mr. Twohig). These stock options were granted under the Company’s 2011 Omnibus Long-Term Incentive Plan. All stock option awards in this column are options to purchase shares of our common stock, have a seven-year term and are subject to service-based vesting, as described below.
(5)	The exercise price of stock options is the fair market value of a share of our common stock on the date of grant. The exercise price of the stock options granted to our named executive officers was determined using the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant.
(6)

Amounts shown in this column, with respect to stock options, and restricted stock reflect the fair value of the applicable award on the date of grant determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to the performance-based restricted stock award granted to Mr. Travis, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such award. The underlying valuation assumptions for awards are further discussed in Note 14 to our consolidated financial statements for fiscal year ended December 27, 2014, included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2014 .

Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Each of our named executive officers is party to an employment agreement (in the case of Mr. Travis) or an offer letter (in the case of all other named executive officers) that provides for a base salary and other benefits, as described above in the Compensation Discussion and Analysis. All of our named executive officers were eligible to participate in the Deferred Compensation Plan, the Annual Plan, and our 2011 Omnibus Long-Term Incentive Plan and our benefit plans and programs for all or a portion of fiscal 2014. Each of our named executive officers’ bonuses (including Mr. Travis’ pursuant to his employment agreement) is established and determined under the Annual Plan, as more fully described in “Compensation Discussion and Analysis” above.

The severance arrangements with our named executive officers and the effect of a change in control on their outstanding options are described below under “Potential payments upon termination or change of control”.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (5)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)($)
Nigel Travis	1,125,427	—	3.02	2/23/2020
	60,000	180,000	37.26	2/12/2023
	—	253,293	51.67	2/28/2021
							150,000(6)	6,355,500

Paul Carbone	68,629	—	3.02	2/23/2020
	10,505	7,007	7.31	3/9/2021
	50,000	50,000	33.18	6/8/2022
	10,750	32,250	37.26	2/12/2023
	—	81,054	51.67	2/28/2021

Paul Twohig	—	37,217	3.02	2/23/2020
	6,567	13,136	7.31	3/9/2021
	30,000	15,000	25.18	12/11/2021
	19,000	57,000	37.26	2/12/2023
	—	121,581	51.67	2/28/2021
	—	115,000	51.67	2/28/2021

John Costello	—	43,784	3.02	2/23/2020
	2,757	17,514	7.31	3/09/2021
	25,000	25,000	25.18	12/11/2021
	17,783	57,000	37.26	2/12/2023
	—	101,318	51.67	2/28/2021
					27,096	1,148,058(4)

Richard Emmett	10,000	32,837	3.02	2/23/2020
	14,250	42,750	37.26	2/12/2023
	—	81,054	51.67	2/28/2021

(1)	Reflects stock options that vest based on service-based vesting conditions. Stock option grants made after our IPO vest in annual equal installments over four years, beginning on the first anniversary of the grant date, generally subject to the named executive officer remaining continuously employed by us. Stock option grants made on or before our IPO vest in equal annual installments over five years, beginning on the first anniversary of the grant date, generally subject to the named executive officer remaining continuously employed by us. For Mssrs. Travis and Carbone, the numbers in the table reflect a decision by the Compensation Committee to accelerate the vesting of their options by one year (20%) to reflect the time that had passed between their hire dates (January 20, 2009 and September 15, 2008, respectively) and February 23, 2010, the grant date of the options.
(2)	The exercise price of stock options is the fair market value of a share of our common stock on the grant date. This was $3.02 in the case of grants made on February 23, 2010 and $7.31 in the case of grants made on March 9, 2011, in each case, as adjusted in connection with the reverse stock split that occurred immediately prior to our IPO. Prior to our IPO, fair market value was determined by the Board based on a valuation provided by an independent third-party valuation firm. The exercise price for grants made subsequent to our IPO was determined using the closing price of our common stock on the NASDAQ Global Select Market on the respective date of grant.

(3)	All options granted before February 28, 2014 have a ten-year term. Options granted on or after February 28, 2014 have a seven-year term.
(4)	Mr. Costello’s supplemental restricted stock award will vest in full on July 31, 2016, generally subject to Mr. Costello remaining continuously employed by the Company through that date.
(5)	Amounts in this column have been calculated by multiplying the number of shares subject to the applicable award by $42.37 which was the closing price of our common stock on December 27, 2014, which is the last business day of our 2014 fiscal year.
(6)	Mr. Travis’s supplemental performance-based restricted stock award is scheduled to vest on December 31, 2018, generally subject to Mr. Travis remaining continuously employed by the Company through that date, provided that certain performance conditions are met. Mr. Travis will vest in 75,000 shares of restricted stock if the Company’s total shareholder return is equal to or greater than the median total shareholder return for the S&P 500 from March 31, 2014 through the end of any calendar quarter in 2018. If the Company’s total shareholder return exceeds the median total shareholder return of the S&P 500 by an amount that is equal to or greater than a percentage calculated by assuming a 4% annual growth rate (with annual compounding) (the “hurdle rate”) over the applicable measurement period (i.e., March 31, 2014 through the applicable quarter end in 2018), Mr. Travis will vest in 150,000 shares of restricted stock. If the Company’s total shareholder return over the applicable measurement period is greater than the median total shareholder return for the S&P 500 over the same period, but exceeds the median by a percentage that is less than the hurdle rate, the number of shares of restricted stock that vest (i.e., a number between 75,000 and 150,000) will be determined by interpolating on a straight line basis between the median and the median percentage plus the hurdle rate.

Option Exercises and Stock Vested

The table below shows information regarding the exercise of stock options by named executive officers during 2014.

	OPTION EXERCISES

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Nigel Travis	338,000	15,074,389
Paul Carbone	—	—
Paul Twohig	37,217	1,764,392
John Costello	84,929	3,208,828
Richard Emmett	22,837	1,106,848

(1)	The dollar amounts shown this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. No stock awards held by our named executive officers vested during 2014.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End(4)
Nigel Travis	$406,692	—	$47,453	$265,316	$1,237,926
Paul Carbone	—	—	7,010	—	142,024
Paul Twohig	57,692	—	5,689	—	116,817
John Costello	—	—	—	—	—
Richard Emmett	200,228	—	50,469	—	672,869

(1)	All amounts contributed by our named executive officers in the last fiscal year have also been reported in the Summary Compensation Table.
(2)	No Company contributions were made into this plan for fiscal 2014 on behalf of our named executive officers.
(3)	Reflects market-based earnings on amounts credited to participants under the Deferred Compensation Plan. Investment choices are available within the Deferred Compensation Plan and the Company provides credits or debits to deferred compensation accounts based on the performance of the investment choices selected.
(4)	Amounts reported in this column, excluding earnings, were previously reported in the Summary Compensation Table.

The Deferred Compensation Plan is an unfunded, non-qualified deferred compensation plan that is available to executives and senior-management level employees of the Company, as well as the Company’s non-employee directors. Under the Deferred Compensation Plan, our named executive officers and other eligible employees are permitted to elect to defer up to 50% of base salary and up to 100% of annual cash incentive awards each year (with a minimum deferral amount of $5,000). Although we have the discretion to provide matching credits under the plan, no matching credits were provided for fiscal 2014. All amounts credited to an employee participant’s account under the plan are notionally invested in mutual funds or other investments available in the market. We do not provide above-market or preferential earnings on deferred compensation. Amounts credited under the plan are generally distributed in a lump sum upon a participant’s separation from service, disability or a date selected by the participant (at least three years after the year of deferral). A participant who separates from service at or after age 50 may elect to receive distributions in a lump sum or in installments and may defer commencement of distributions following separation up to age 65. We have established a rabbi trust to assist us in meeting a portion of our obligations under the plan. Upon a change in control, we will appoint an independent trustee to administer the trust and will fund the trust in an amount sufficient to satisfy all obligations under the plan. In addition, during the 12-month period following a change in control, we will continue to maintain the notional investment options available under the plan including, if applicable, any fixed rate fund (using an annual interest equivalent factor equal to the highest factor in effect during the 24 months prior to the change in control). Effective January 1, 2015, we adopted the Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan II, which replaces the Deferred Compensation Plan with respect to deferrals made by participants after its effective date.

Potential Payments upon Termination or Change in Control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment.

Employment agreement with Mr. Travis. Mr. Travis’ employment agreement was amended and restated effective May 3, 2011, and further amended on November 30, 2012 and February 28, 2014. Under Mr. Travis’ employment agreement, if his employment is terminated other than for cause or performance-based cause or if he resigns for good reason, he will be entitled to receive a lump-sum payment equal to two times the average annual base salary paid to him during the two years preceding the date his employment terminates. He will also be entitled to a pro-rata bonus for the year in which such termination occurred, determined based on actual performance. In addition, Mr. Travis will be entitled to reimbursement for health insurance premiums for participation in our medical and dental plans for eighteen months following employment termination. If his employment is terminated for performance-based cause, he will be entitled to receive a lump-sum payment equal to one times his annual base salary at the time his employment terminates. Performance-based cause is defined in Mr. Travis’ agreement generally as a failure by Mr. Travis to perform his duties to the reasonable standards set by the Board, and where this failure did not rise to the level of “cause.”

All other Named Executive Officers. Each of Messrs. Carbone, Twohig, Costello and Emmett is entitled to certain severance benefits under his offer letter, as amended. In the event of a termination of employment without cause, each executive will receive severance in an amount equal to twelve months of base salary, payable in the same manner and at the same time as our payroll is customarily paid. In addition, if the executive makes a timely election to receive COBRA health care continuation coverage, it is our current practice to pay a portion of the executive’s monthly COBRA premium for the first three months following the date of termination in an amount equal to the premiums paid by an active employee for such coverage immediately prior to the termination date. It is also our current practice to pay the cost of six months of outplacement services for each executive, which such arrangement may be extended by us for an additional six months, in our discretion.

Each named executive officer (including Mr. Travis), upon his separation from employment, is also entitled to receive any accrued but unpaid salary and vacation, as well as any earned but unpaid annual bonus for the preceding fiscal year.

Each named executive officer’s right to receive severance payments and benefits is conditioned upon his signing and not revoking a full release of claims in favor of the Company.

Restrictive covenants. Under the terms of their respective employment agreements or offer letters, each of Messrs. Travis, Carbone, Twohig, Costello and Emmett has agreed to confidentiality obligations during and after employment. Under his employment agreement, Mr. Travis has agreed to non-competition and non-solicitation obligations during and for two years following employment termination. Under his letter agreement, Mr. Twohig has agreed to non-competition and non-solicitation obligations during and for two years following his employment termination. Each of Messrs. Carbone, Costello, and Emmett have agreed to non-competition and non-solicitation obligations during and for specified periods following employment termination.

Termination of employment provisions under long-term incentive awards.

Mr. Travis’s Supplemental Performance-Based Restricted Stock Award.    If Mr. Travis’s employment with us (i) is terminated by the Company other than for cause and other than for performance-based cause, (ii) terminates due to Mr. Travis’s death or is terminated by the Company due to Mr. Travis’s disability, or (iii) is terminated by Mr. Travis for good reason, in each case, prior to March 31, 2018 (and regardless of whether or not a change in control has occurred), he will become vested in a number of restricted shares if the Company has achieved certain total shareholder return levels relative to the S&P 500 from March 31, 2014 through the termination date. Under those circumstances, Mr. Travis would only become vested in restricted shares if the Company’s total shareholder return over the measurement period is equal to or greater than the median total shareholder return of the S&P 500 over the same period, in which case he will become vested in 75,000 restricted shares. If the Company’s total shareholder return exceeds the median total shareholder return of the S&P 500 by an amount that is equal to or greater than a percentage calculated by assuming a 4% annual growth rate (with annual compounding) (as noted above, the “hurdle rate”) over the measurement period, which is the same assumed annual growth rate as determines vesting if Mr. Travis remains employed through March 31, 2018, Mr. Travis will vest in 150,000 restricted shares. If the Company’s total shareholder return over the measurement period is greater than the median total shareholder return for the S&P 500 over the same period, but exceeds the median by a percentage that is less than the hurdle rate, the number of restricted shares that vest (i.e., a number between 75,000 and 150,000) will be determined by interpolating on a straight line basis between the median and the median percentage plus the hurdle rate. In the event that Mr. Travis’s employment with us terminates due to his death or disability prior to March 31, 2018, he will become vested in a number of restricted shares determined in the same manner as described above, except that the number of shares vesting will be pro-rated to reflect the number of days that have elapsed from March 31, 2014 through the termination date.

Mr. Twohig’s Supplemental Stock Option Award.    If Mr. Twohig’s employment (i) is terminated by the Company other than for cause and other than for performance-based cause, or (ii) is terminated by Mr. Twohig for good reason, in each case, prior to December 31, 2016 (and regardless of whether or not a change in control has occurred), then his supplemental stock option award will become vested as to 50% of the total number of shares subject to the stock option on the applicable termination date. If the qualifying termination occurs between December 31, 2016 and December 31, 2017, then the stock option will become vested in full on the applicable termination date. If Mr. Twohig’s employment terminates due to his death or is terminated by the Company due to his disability prior to December 31, 2017 (and regardless of whether or not a change in control has occurred), the number of shares subject to the stock option that become vested will be pro-rated based on the number of days that elapsed from February 28, 2014 until the termination date.

Mr. Costello’s Supplemental Restrictive Stock Award.    If Mr. Costello’s employment with us (i) is terminated by the Company other than for cause and other than for performance-based cause, or (2) is terminated by Mr. Costello for good reason, in each case, prior to July 31, 2016 (and regardless of whether or not a change in control has occurred), then all restricted shares subject to his supplemental restricted stock award will become vested on the applicable termination date. If Mr. Costello’s employment terminates due to his death or is terminated by the Company due to his disability prior to July 31, 2016 (and regardless of whether or not a change in control has occurred), the number of restricted shares that become vested will be pro-rated based on the number of days that elapsed from February 28, 2014 until the termination date.

Change in control

All outstanding stock options held by our named executive officers are subject to change in control vesting provisions, as described below.

Options Granted under the 2011 Omnibus Long-Term Incentive Plan.    All outstanding option awards held by our named executive officers that were granted under the 2011 Omnibus Long-Term Incentive Plan, including Mr. Twohig’s 2014 supplemental option award, provide that, if such options are assumed or continued in connection with a change in control and the named executive officer’s employment is terminated by the Company (or its successor) without cause or the named executive officer terminates his employment for good reason within 18 months of the change in control, such options will immediately vest in full. The award agreements also provide that if such options are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

Mr. Travis’s Supplemental Performance-Based Restricted Stock Award.    Upon a change in control, Mr. Travis will become eligible to vest in the full number of shares subject to his supplemental performance-based restricted stock award but will not actually vest in the restricted shares unless Mr. Travis remains continuously employed with us through the vesting date, unless the award is not assumed or continued in connection with the change in control, in which case they will vest in full upon the change in control. If Mr. Travis’s employment is terminated after the change in control date but prior to the vesting date, the termination provisions described above will apply to the full number of shares that became eligible to vest in connection with the change in control.

Mr. Costello’s Supplemental Restricted Stock Award.    Upon a change in control, if Mr. Costello’s restricted shares are assumed or continued in connection with the change in control and Mr. Costello’ employment is terminated by the Company (or its successor) without cause or Mr. Costello terminates his employment for good reason within 18 months of the change in control, such restricted shares will immediately vest in full. The award agreement also provides that if such restricted shares are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

Options Granted under the 2006 Equity Incentive Plan.    With respect to each option grant awarded under our 2006 Equity Incentive Plan, eligible participants are entitled to accelerated vesting, immediately upon a change in control, of 50% of their then-unvested stock options. Any remaining unvested stock options will vest on the first anniversary of the change in control (so long as the participant remains employed through that date).

As described above under “Nonqualified deferred compensation”, a change in control will have certain consequences under our Deferred Compensation Plan, including a requirement that we contribute additional amounts to the rabbi trust established to satisfy its obligations under this plan.

We do not provide tax “gross-ups” on amounts payable in connection with a change of control that are subject to an excise tax on golden parachute payments.

Summary of potential payments

The following tables summarize the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our company or a change in control of the Company occurred on December 26, 2014 (the last business day of our fiscal year). If a termination of employment had occurred on this date, severance payments and benefits would have been determined, for Mr. Travis, under his employment agreement in effect on such date and, for the other named executive officers, under their respective offer letters, as in effect on such date. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

None of our named executive officers was entitled to receive any severance payments or benefits upon a voluntary termination (including retirement) or a termination due to death, disability or cause on December 26, 2014, except for earned by unpaid salary, accrued and vested benefits and benefits under any applicable insurance policies.

Termination of Mr. Travis’ Employment (1)	Cash Severance (Lump-Sum)(2)	Health Benefit	Total
Voluntary Termination for Good Reason or Involuntary Termination (other than for Cause or Performance-Based Cause)	$1,923,270	$24,882	$1,948,151
Involuntary Termination (for Performance-Based Cause)	1,000,000	—	1,000,000
Termination due to Death or Disability(3)	$—	$—	$—

(1) Represents the amounts Mr. Travis would be entitled to pursuant to his employment agreement, as described above.

(2) Mr. Travis’ Special Retention Award in the form of a Performance-based Restricted Stock Award becomes eligible to vest in the case of Voluntary Termination for Good Reason or Involuntary Termination other than for cause or performance-based cause but does not actually vest unless certain performance goals are achieved. Since those performance goals were not achieved as of December 27, 2014, no vesting would have occurred.

(3) Upon his death or disability, Mr. Travis will be entitled to compensation earned but not yet paid.

Termination by the Company Other than for Cause	Cash Severance (Salary Continuation) (1)	Acceleration of Unvested Supplemental Long-Term Incentive Award (2)	Health and Dental Benefits (3)	Outplacement (4)	Total
Paul Carbone	$415,000	$—	$3,660	$20,000	$438,661
Paul Twohig	600,000	—	2,840	20,000	622,840
John Costello	600,000	1,148,058	2,840	20,000	1,770,898
Richard Emmett	500,000	—	1,452	20,000	521,452

(1) Represents twelve months of pay continuation as per employment letters for Messrs. Carbone, Twohig, Costello, and Emmett.

(2) Half of Mr. Twohig’s supplemental award of 115,000 stock options would have vested pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 27, 2014. In the event that his employment had terminated due to his death or was terminated by the Company due to his disability on December 27, 2014, the number of options that became vested would have been pro-rated based on the number of days that elapsed from February 28, 2014 through the termination date. However, because, as of that date, the exercise price of Mr. Twohig’s supplemental award ($51.67) was greater than the closing price of a share of our common stock ($42.37) on the NASDAQ Global Select Market, no amount is reflected in the table above with respect to that acceleration.

Mr. Costello’s supplemental award of restricted stock would have vested in full pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 27, 2014. The amount shown above for Mr. Costello represents the number of his restricted shares (27,096) subject to his supplemental award, multiplied by the closing price of a share of our common stock ($42.37) on the NASDAQ Global Select Market on December 27, 2014. In the event that his employment had terminated due to his death or was terminated by the Company due to his disability on December 27, 2014, the number of shares that became vested would have been pro-rated based on the number of days that elapsed from February 28, 2014 through the termination date (i.e. 306 days of 884 days in the vesting period), resulting in Mr. Costello realizing acceleration value of $397,405.

(3) Represents the amount we would have paid under our current practice of paying for three months’ health and dental benefits for Messrs. Carbone, Twohig, Costello and Emmett.

(4) Represents the cost to us for six months’ outplacement services, which we would have paid under our current practice. Under an arrangement with the provider of outplacement services, the Company generally does not pay an additional fee if outplacement services are continued for an additional six months following the end of the first six-month period.

Change in Control/Change in Control Followed by Qualifying Employment Termination	Acceleration of Unvested Supplemental Long-Term Incentive Award (1)	Acceleration of Unvested Stock Options ($)(2)	Total
Nigel Travis	$6,355,500	$919,800	$7,275,300
Paul Carbone	$—	$747,130	$747,130
Paul Twohig	$—	$1,511,639	$1,511,639
John Costello	$1,148,058	$1,889,491	$3,037,548
Richard Emmett	$—	$864,520	$864,520

(1) Amounts shown with respect to all supplemental long-term incentive awards assume a qualifying termination and a change in control both occur on December 27, 2014. With respect to Mr. Travis’s award, in the event a change in control occurs on or prior to December 31, 2018, to the extent the shares have not become earned and eligible to vest in whole or in part as of the date such change in control is consummated, and to the extent the shares are outstanding as of immediately prior to the change in control, upon the consummation of such change in control the restricted shares subject to the award shall be deemed earned and shall become eligible to vest in full and shall vest on December 31, 2018, generally subject to Mr. Travis remaining continuously employed through that date. If Mr. Travis experienced a qualifying termination on the change in control date, however, he would become vested in all of the restricted shares. With respect to the awards for Messrs. Twohig and Costello, in the event of a qualifying termination following a change in control, the award would have become vested in full and they would have realized the acceleration values shown in the above table.

(2) For Mssrs. Twohig, Costello and Emmett, amount includes the value of outstanding stock options granted prior to our IPO that would immediately vest upon a change in control. For purposes of this table, the value with respect to 50% of each unvested pre-IPO award held by Messrs. Twohig, Costello, and Emmett is included. With respect to stock options granted following our IPO held by all NEOs, these would only vest immediately upon a qualifying termination in connection with a change in control. The value with respect to 100% of each option granted following our IPO held by Messrs. Travis, Carbone, Twohig, Costello and Emmett is included. Amounts shown in respect of options assume that the options are cashed out for a payment equal to the difference between the fair market value of a share of common stock ($42.37 per share, the closing price of our common stock on December 27, 2014, the last business day of our 2014 fiscal year) and the per share exercise price of the respective options.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2014. The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Dunkin’ Brands Group, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	Attract and retain industry-leading talent;

•	Link compensation actually paid to achievement of our financial, operating and strategic goals;

•	Reward individual performance and contribution to our success; and

•	Enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

We believe Dunkin’ Brands’ performance demonstrates the effectiveness of our compensation program.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Your Board of Directors recommends a vote FOR Proposal 2, Advisory Vote on Named Executive Officer Compensation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of Dunkin Brands’ accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ Global Select Market (“NASDAQ”), the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of NASDAQ and Dunkin’ Brands’ Corporate Governance Guidelines. Further, the Board has determined that one of our members (Mr. Hines) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met 7 times during fiscal 2014 with Dunkin’ Brands’ Chief Financial Officer, Corporate Controller and KPMG LLP (“KPMG”), Dunkin Brands’ independent registered public accounting firm, including 4 meetings held prior to the public release of Dunkin’ Brands’ quarterly earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from KPMG pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between KPMG and Dunkin’ Brands and the potential effects of any disclosed relationships on KPMG’s independence and discussed with KPMG its independence. We discussed with management, the internal auditors and KPMG, Dunkin’ Brands’ internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both KPMG and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with KPMG communications required by the Standards of the PCAOB (United States) and, with and without management present, discussed and reviewed the results of KPMG’s examination of Dunkin’ Brands’ consolidated financial statements. We also discussed the results of the internal audit examinations with and without management present.

Audit and Other Fees

The aggregate fees that Dunkin’ Brands paid for professional services rendered by KPMG for the fiscal year ended December 27, 2014 (fiscal 2014) and the fiscal year ended December 28, 2013 (fiscal 2013) were:

	2014		2013
	(In thousands)

Audit	$	1,582,698	$	1,628,288

Audit Related		390,000		22,000

Tax		440,648		313,492

All Other		—		78,000

Total	$	2,413,346	$	2,041,780

•	Audit fees were for professional services rendered for the audits of Dunkin’ Brands’ consolidated financial statements, reviews of interim financial statements and assistance with review of documents filed with the SEC with respect to fiscal 2014 and fiscal 2013.

•	Audit related fees in fiscal 2014 were for certain procedures performed by KPMG related to a debt refinancing completed in January 2015, and fees in fiscal 2013 were for services related to an employee benefit plan audit.

•	Tax fees were for services related to tax compliance and routine tax advice, including assistance with tax audits and appeals.

•	All Other fees in fiscal 2013 were for services related to the pre-implementation review of the Company’s upgrade to its internal financial systems.

We pre-approve all audit services and all permitted non-audit services by KPMG, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit Dunkin’ Brands from engaging KPMG to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether Dunkin’ Brands’ use of KPMG for permitted non-audit services is compatible with maintaining KPMG’s independence. We concluded that KPMG’s provision of non-audit services, all of which we approved in advance, was compatible with its independence.

We reviewed the audited consolidated financial statements of Dunkin’ Brands as of December 27, 2014 and for fiscal 2014 with management and KPMG. Management has the responsibility for the preparation of Dunkin’ Brands’ consolidated financial statements, and KPMG has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and KPMG, we voted that Dunkin’ Brands’ audited consolidated financial statements be included in its Annual Report on Form 10-K for fiscal 2014 for filing with the SEC. We also have selected KPMG as the independent registered public accounting firm for fiscal 2015, subject to ratification by Dunkin’ Brands’ shareholders.

Audit Committee

Michael F. Hines, Chair

Irene Chang Britt

Carl Sparks

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 26, 2015. We are asking shareholders to ratify this appointment. Representatives of KPMG will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the shareholders.

Your Board of Directors recommends a vote FOR Proposal 3, Ratification of

Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 4

APPROVAL OF THE DUNKIN’ BRANDS GROUP, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

We are asking shareholders to approve the adoption of the Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan (the “2015 Plan”), which was recommended for approval by the Compensation Committee and approved by the Board on March 20, 2015, subject to shareholder approval. The 2015 Plan will not become effective unless it is approved by our shareholders.

The Board believes that equity awards provide a critical incentive for our employees, including our executive officers and other key employees, and our directors to remain with the Company, to motivate them to help achieve our corporate objectives, and to align their interests with those of our shareholders. As more fully described below, the Board is asking shareholders to approve the 2015 Plan so that we will have the ability, if desired, to grant awards under the plan that are not subject to special tax rules that may limit their deductibility. As a newly public company, we were able to take advantage of a transition period available to us following our initial public offering during which we were generally not subject to this limitation. However, because this transition period expires at the Annual Meeting, if our shareholders do not approve the 2015 Plan, these rules may limit the deductibility of equity awards we grant in 2015 and future years. The Board also approved the 2015 Plan because it believes, based in part on input from Pearl Meyer & Partners (the “Compensation Consultant”), the independent compensation consultant to the compensation committee, that the Company will not have a sufficient number of shares available under the Dunkin’ Brands Group, Inc. 2011 Omnibus Long-Term Incentive Plan, as amended (the “2011 Plan”) to meet its long-term needs for future equity grants.

The Board believes that the 2015 Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including:

•	Independent Committee. The 2015 Plan will be administered by the compensation committee, which is composed entirely of independent directors who meet NASDAQ standards for independence and who meet the definition of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) and “non-employee directors” under Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended.

•	No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under the 2015 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No Repricing. Other than in connection with a corporate transaction affecting the Company, the 2015 Plan prohibits any repricing of stock options or SARs.

•	Limits on Awards. The 2015 Plan limits the number of stock options, SARs and other awards that may be granted to plan participants and the amount that may be paid in respect of cash awards in any year. It also contains a separate limit on the value of awards that may be made to non-employee directors in any year.

•	Full Value Awards. The 2015 Plan limits the number of awards that can be granted as so-called full value awards (for example, restricted stock and restricted stock units).

•	Performance Awards. Under the 2015 Plan, the Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m), as well as other performance-based awards.

•	No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2015 Plan will not be recycled into the share pool under the 2015 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under the 2015 Plan will not be increased by any shares that have been delivered under the 2015 Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises.

•	No Single-Trigger Vesting upon a Change in Control. The 2015 Plan does not provide for the automatic acceleration of equity awards in connection with a change in control.

•	Clawback Policy. Awards under the 2015 Plan will be subject to the terms of the Company’s clawback policy.

Awards Outstanding Under Existing Equity Plans

At present, the 2011 Plan is the only current long-term incentive plan of the Company under which equity awards may be granted. As of February 28, 2015, the 2011 Plan had 1,825,031 shares available for grant. If the 2015 Plan is approved by our shareholders, the Company will cease granting awards under the 2011 Plan and the shares remaining available for issuance under the Plan will not be rolled into, or otherwise available for issuance, under the 2015 Plan. Upon its approval, the 2015 Plan will be our only equity plan under which we may grant stock options and other stock-based awards in the future.

The table below includes information regarding awards outstanding under the 2011 Plan and the Company’s 2006 Executive Incentive Plan, as amended (the “2006 Plan”) (under which we cannot make additional grants but under which certain options remain outstanding), the number of shares available for future awards under our 2011 Plan as of February 28, 2015, and the proposed number of shares issuable under the 2015 Plan and the proposed number of shares available under the Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan (the “Purchase Plan”). We have no equity awards outstanding other than stock options, restricted shares and restricted stock units.

	Number of shares (as of February 28, 2015)	As a percentage of stock outstanding (97,260,431 shares as of February 28, 2015)
Outstanding stock options under the 2011 Plan and the 2006 Plan	6,166,192	6.3%
Outstanding restricted shares and restricted stock units under the 2011 Plan	355,147	0.4%
Total shares subject to existing outstanding equity awards	6,521,339	6.7%
Proposed shares available for future awards under the 2015 Plan	6,200,000	6.4%
Proposed shares available for future awards under the Purchase Plan	500,000	0.5%
Total shares subject to existing outstanding equity awards and reserved for issuance under 2015 Plan and the Purchase Plan	13,221,339	13.5%
Total shares available for future awards under 2011 Plan (1)	1,825,031	1.9%

(1) We will no longer be able to grant awards under the 2011 Plan if the 2015 Plan is approved by shareholders and the shares remaining available for issuance under the 2011 Plan will not be rolled into, or otherwise available for issuance, under the 2015 Plan.

Reasons for Seeking Shareholder Approval

Equity awards are a critical part of the Company’s compensation program. Shareholder approval of the 2015 Plan would allow us to continue to attract and retain directors, executives, and other key employees with equity incentives. In fiscal 2012, 2013 and 2014, the Company made equity awards under its existing equity incentive plans totaling approximately 768,304 shares, 1,272,494 shares, and 1,659,785 shares, respectively.

We are seeking approval of the material terms of the 2015 Plan, including the performance goals under the plan, to afford us the opportunity to provide exempt performance-based compensation under the 2015 Plan. As discussed above in “Tax and accounting considerations” in “Compensation Discussion and Analysis,” notwithstanding shareholder approval of these performance goals, the compensation committee will continue to have authority to (and, in its sole discretion, may) provide for equity awards under the 2015 Plan that are not exempt from the limits on deductibility under Section 162(m).

Section 162(m) generally provides that compensation provided by a publicly held corporation to its “covered employees” (the corporation’s chief executive officer or any of its three most highly paid named executive officers (other than its chief executive officer or chief financial officer)) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million.

This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by the corporation’s shareholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. For the 2015 Plan, these terms are described below under “Eligibility,” “Individual Limits” and “Performance Criteria.” Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval, there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m).

Since our initial public offering in 2011, certain compensation payable to our covered employees has not been subject to the deduction limitation under Section 162(m) due to a special transition rule for corporations that go public through an initial public offering. However, since the reliance period under that transition rule expires as of the date of the Annual Meeting, the relief afforded by the transition rule will soon cease to be available to us and, to the extent we provide compensation in excess of $1 million to a covered employee once that reliance period has ended, such amounts will generally be deductible, if at all, only if such amounts qualify as exempt performance-based compensation under Section 162(m).

In addition, we are seeking shareholder of the 2015 Plan because the Board does not believe that the shares available for issuance with respect to equity awards under the 2011 Plan are sufficient to meet the Company’s long-term needs. Based on the advice of the Compensation Consultant, the Company estimates that the availability of 6,200,000 shares would provide a sufficient additional number of shares to enable the Company to continue to make awards at historical average annual rates for the next three years. Further, based on the advice of the Compensation Consultant, the Board determined that reserving shares sufficient for approximately three years of new awards at historical grant rates is in line with the practice of our peer companies, which are listed above under “Competitive market data and use of compensation consultants” in “Compensation Discussion and Analysis.” In addition, based on data provided by the Compensation Consultant, the Board also considered the fact that as a percentage of shares outstanding, the proposed share pool approximates the median of the share pools available at our peer companies. The Compensation Committee, when recommending approval of the 2015 Plan to the Board, also considered these same factors.

If the 2015 Plan is not approved at the Annual Meeting, the 2015 Plan will not be effective. If shareholders do not approve this Proposal 4, the Company can continue to make awards under the 2011 Plan, but we will have limited shares available for future equity awards.

Summary of the Material Terms of the 2015 Plan

A copy of the 2015 Plan is attached as Annex A to this proxy statement, and we urge shareholders to read it in its entirety. The following description of certain features of the 2015 Plan is qualified in its entirety by reference to the full text of the plan.

Plan Administration.    The 2015 Plan is administered by the compensation committee, who has the authority to, among other things, interpret the 2015 Plan, determine eligibility for, grant and determine, modify or waive the terms and conditions of awards under the 2015 Plan, and to do all things necessary or appropriate to carry out the purposes of the 2015 Plan. The Committee’s determinations under the 2015 Plan are conclusive and binding.

Term.    No awards will be made after the tenth anniversary of the plan’s approval by our shareholders, but previously granted awards may continue beyond that date in accordance with their terms.

Authorized Shares.     Subject to adjustment, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the 2015 Plan will be 6,200,000 shares. Any shares of common stock underlying awards that are settled in cash or that otherwise expire, terminate or are forfeited, will again be available for issuance under the 2015 Plan. Shares of common stock that are withheld from a stock option or other award in payment of the exercise price or in satisfaction of the tax withholding obligations in respect of a stock option or other awards will not be available for re-issuance under the 2015 Plan. The full number of shares covered by a SAR that is settled in stock (and not only the number of shares delivered in settlement) will be counted against the number of shares available for grant under the 2015 Plan. The number of shares available for delivery under the 2015 Plan will not be increased by any shares that have been delivered under the 2015 Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises.

Annual Individual Limits.    The maximum number of shares for which options may be granted and the maximum number of shares of stock subject to SARs which may be granted to any person in any calendar year under the 2015 Plan is, in each case, 2,500,000 shares. The maximum number of shares subject to other awards that are denominated in stock that may be granted to any person in any calendar year is 1,000,000 shares. The maximum dollar amount payable to any person in any calendar year with respect to cash awards is $10,000,000. In addition, in the case of a non-employee director, an additional limit applies such that the maximum grant-date fair value of equity awards granted under the 2015 Plan in any year during any part of which the director is then eligible under such plan is $400,000, except that such limit for a non-employee chairman of our board of directors or lead director is, in each case, $800,000.

Limit on Full Value Awards.    Subject to adjustment, the maximum number of shares of our common stock that may be delivered in satisfaction of equity awards other than stock options or SARs is 2,000,000 shares.

Eligibility.    The compensation committee selects participants from among the key employees and directors of, consultants and advisors to, the Company and its affiliates. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain affiliates. As of February 28, 2015, approximately 159 employees, 8 directors and 1 consultant would be eligible to participate in the 2015 Plan. As of February 27, 2015 (our last business day in February 2015), the closing price of a share of our common stock was $46.86.

Types of Awards. The 2015 Plan provides for grants of options, SARs, restricted and unrestricted stock and stock units, performance awards, cash awards and other awards convertible into or otherwise based on shares of our Stock. Dividend equivalents may also be provided in connection with awards under the 2015 Plan. Awards may be settled in shares of our common stock, in cash or in a combination of cash and shares.

•	Stock Options and SARs: The 2015 Plan provides for the grant of ISOs, non-qualified stock options (“NSOs”), and SARs. The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a ten percent shareholder, 110% of the fair market value) of a share of our common stock on the date of grant. The compensation committee determines when stock options or SARs become exercisable and the terms on which such awards remain exercisable. Stock options and SARs may have a maximum term of no more than ten years.

•	Restricted and Unrestricted Stock: A restricted stock award is an award of common stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not met, while an unrestricted stock award is not subject to restrictions.

•	Stock Units: A stock unit award is an unfunded and unsecured promise, denominated in shares of common stock, and entitles the participant to receive stock or cash measured by the value of the shares in the future. The delivery of common stock or cash under a stock unit may be subject to the satisfaction of performance or other vesting conditions.

•	Performance Awards: A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

Vesting.    The compensation committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

Termination of Employment or Service.    The compensation committee determines the effect of termination of employment or service on an award. Unless otherwise provided by the compensation committee, upon a termination of employment or service all unvested options and other unvested awards will be forfeited.

Performance Criteria.    The 2015 Plan provides that grants of performance awards may be made subject to achieving “performance criteria” over a specified performance period. Performance criteria with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) are limited to an objectively determinable measure of performance relating to any, or any combination of, the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): net sales; system-wide sales; comparable store sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); adjusted operating income; adjusted net income; adjusted earnings per share; channel revenue; channel revenue growth; franchising commitments; manufacturing profit; manufacturing profit margin; store closures; return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); points of distribution; gross or net store openings; new store first year sales; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the compensation committee may provide, in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to an award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period of such award that affect the applicable performance criteria.

Transferability.    Awards under the 2015 Plan generally may not be transferred except by will or by the laws of descent and distribution. The compensation committee may permit the gratuitous transfer of awards other than ISOs.

Corporate Transactions.    In the event of a consolidation, merger or similar transaction or series or related transactions, a sale or transfer of all or substantially all of the Company’s assets or a dissolution or liquidation of the Company (each, a “Covered Transaction”), the compensation committee may, among other things, provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares of common stock under awards or for a cash out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as the compensation committee may otherwise determine, awards not assumed will terminate upon the consummation of such Covered Transaction.

Adjustment.    In the event of certain corporate transactions (including, but not limited to, a stock dividend, stock split (or reverse stock split) or combination of shares, recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718), the compensation committee will make appropriate adjustments to the maximum number of shares that may be delivered under and the individual limits included in the 2015 Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise, purchase or prices of such awards or any other terms of awards affected by such change. The compensation committee may also make the types of adjustments described above to take into account distributions to shareholders and events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the 2015 Plan.

Amendment and Termination.    The compensation committee can amend the 2015 Plan or outstanding awards issued under the 2015 Plan, or terminate the 2015 Plan as to future grants of awards, at any time except that the compensation committee will not be able alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly reserved by the compensation committee at the time of grant). Shareholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.

Federal Income Tax Consequences Under the 2015 Plan

The following is a summary of some of the material U.S. federal income tax consequences associated with the grant and exercise of awards under the 2015 Plan under current U.S. federal tax laws and certain other tax considerations associated with awards under the 2015 Plan as of the date hereof. The summary does not address tax rates or non-U.S. or U.S. state or local tax consequences, nor does it address employment-tax or other U.S. federal tax consequences, except as noted.

Restricted Stock.    A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company in the same year that the participant recognizes income. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2015 Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

ISOs.    In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant

(and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs.    In general, a participant has no taxable income upon the grant of an NSO but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

SARs.    The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Restricted Stock Units.    The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code (“Section 409A”). If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m).    Stock options, SARs and certain performance awards under the 2015 Plan are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, as discussed above in “Reasons for Seeking Shareholder Approval,” the Committee will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Certain Change of Control Payments.    Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company.

New Plan Benefits

No awards will be granted under the 2015 Plan prior to its approval by our shareholders. The Committee has full discretion to determine the number and amount of awards to be granted to participants under the 2015 Plan, subject to the limits described above under “Annual Individual Limits” and the other terms of the plan. Therefore, the future benefits or amounts that would be received by any person or group of persons under the 2015 Plan are not determinable at this time.

Existing Equity Plan Information

The table below shows the securities authorized for issuance under our existing equity compensation plans as of December 27, 2014 (the last day of our 2014 fiscal year), and does not include the proposed number of shares issuable under the 2015 Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,664,927	$27.76	8,454,325(1)
Equity compensation plans not approved by security holders	—	—	—

TOTAL	4,664,927	$27.76	8,454,325(1)

(1) Includes unallocated shares originally available for issuance under the 2006 Plan and the 2011 Plan. By resolution of the Board, we are no longer able to grant new awards under the 2006 Plan, though certain options previously granted under the 2006 Plan remain outstanding, and we will no longer be able to grant new awards under the 2011 Plan if the 2015 Plan is approved by shareholders. In addition, the shares remaining available for issuance under the 2011 Plan will not be rolled into, or otherwise available for issuance, under the 2015 Plan.

Required Vote

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of the 2015 Plan. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

Your Board of Directors recommends a vote FOR Proposal 4, Approval of the Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan.

PROPOSAL 5

APPROVAL OF THE DUNKIN’ BRANDS GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

General

On March 20, 2015 the Board approved, subject to shareholder approval, the Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan, effective as of October 1, 2015 (the “Purchase Plan”).

The Company adopted the Purchase Plan to encourage and enable eligible employees of the Company and its designated subsidiaries to acquire proprietary interests in the Company through the ownership of the Company’s common stock purchased through accumulated payroll deductions on an after-tax basis. The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and the provisions of the Purchase Plan will be construed in a manner consistent with the requirements of such section.

The following summary describes the principal provisions of the Purchase Plan. The summary does not purport to be complete and is qualified in its entirety by the full text of the Purchase Plan attached as Annex B to this Proxy Statement.

Description of the Purchase Plan

Under the Purchase Plan, an aggregate of 500,000 shares of common stock (subject to certain adjustments to reflect changes in the Company’s capitalization) may be purchased by eligible employees who become participants in the Purchase Plan.

An employee of the Company or its designated subsidiaries who has at least 90 days of continuous service, customarily works more than 20 hours per week and more than five months per year and does not possess five percent or more of the total combined voting power or value of all classes of common stock of the Company or a subsidiary or parent, if any, is eligible to participate in the Purchase Plan commencing on the first day of any offering under the Purchase Plan. However, to the extent allowable under Code Section 423, the Compensation Committee may determine in the future that an offering will not be extended to highly compensated employees with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act.

The term “designated subsidiary” means each existing subsidiary and future subsidiaries and parents (if any) that are specifically designated for participation by the Compensation Committee. A foreign subsidiary or parent will not be a designated subsidiary unless specifically designated by the Compensation Committee. The Compensation Committee may exclude the employees of any specified designated subsidiary from any offering under the Purchase Plan.

No person will be eligible to participate in the Purchase Plan if such person, immediately after the grant, would own common stock and/or hold options to purchase common stock, possessing five percent or more of the total combined voting power or value of all classes of common stock of the Company or a subsidiary or parent, or which permits his or her rights to purchase common stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the common stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

As of February 28, 2015, approximately 1,300 employees of the Company and its affiliates were eligible to participate in the Purchase Plan.

On April 1 and October 1 of each calendar year while the Purchase Plan is effective, the Company will commence an offer by granting each eligible employee an option to purchase common stock on the purchase date at the end of each six-month period during a calendar year (i.e., March 31 and September 30) or any other period of time designated by the Compensation Committee. The purchase price per share of the common stock subject to an offering will be determined by the Compensation Committee, but in no event will the price be less than the lesser of 85% of the fair market value of a share of common stock on the purchase date or the offering date (the first date of the applicable six-month offering period). Effective as of October 1, 2015, until modified by the Compensation Committee, the purchase price will be 90% of the fair market value of a share of common stock on the purchase date. The Compensation Committee may modify (but not below the aforementioned price) the purchase price upon 30 days’ notice prior to the commencement of the applicable offering period.

An eligible employee may become a participant in the Purchase Plan by enrolling in accordance with the procedures developed by the Compensation Committee (or designee), indicating, where required, the amount of the deductions to be taken from his or her pay. An eligible employee may purchase common stock through payroll deductions (on an after-tax basis) from the employee’s compensation received each payroll period, up to a limit specified by the Compensation Committee, but in no event will such deductions be less than 1% or exceed 10% of an employee’s compensation during an offering period. A participant may cancel his or her election at any time with respect to any purchase period and receive in cash the cash balance (without interest) then credited to his or her account.

On each purchase date, the maximum number of shares of common stock, including fractional shares, will be purchased for such participant at the applicable purchase price with the accumulated payroll deductions in the participant’s account. If all or a portion of the shares cannot reasonably be purchased on such date because of unavailability or any other reason, such purchase will be made as soon as thereafter feasible. A participant is entitled to all rights as a stockholder as soon as the shares are credited to his or her account. The Compensation Committee may impose a required holding period after the purchase of shares with the respect to a designated offering period, during which participants may not dispose of their shares within a designated timeframe, subject to applicable law.

If a participant’s continuous service terminates for any reason, or if a participant ceases to be an eligible employee, the entire payroll deduction amount of such employee on the effective date of any such occurrence will be returned to the participant. Other rules apply if a participant is granted a leave of absence or is laid off.

The Purchase Plan is administered by the Compensation Committee. The Compensation Committee may delegate its duties and responsibilities under the Purchase Plan, as determined by the Compensation Committee in its sole discretion.

The Board of Directors (or a duly authorized committee thereof) may at any time and for any reason terminate, freeze or amend the Purchase Plan. No options shall be granted under the Purchase Plan, and the Purchase Plan will automatically terminate, immediately after September 30, 2025. Except as otherwise described in the Purchase Plan, no termination may adversely affect any purchase right previously granted and no amendment may change any purchase right theretofore granted which adversely affects the rights of any participant. No amendment will be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Code Section 423 or to comply with any other applicable law, regulation or stock exchange rule.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the purchase of or right to receive shares of common stock under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as otherwise provided in the Purchase Plan) by the participant.

The Purchase Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Purchase Plan is not, nor is it intended to be, qualified under Code Section 401(a).

Because future rights to purchase common stock under the Purchase Plan will be based upon prospective factors, including the amount of payroll deductions elected by a participant, actual rights to purchase common stock under the Purchase Plan cannot be determined at this time.

United States Federal Income Tax Consequences

The following is a summary of the principal effect of U.S. federal income taxation consequences to the Company and participants subject to U.S. taxation with respect to the Purchase Plan, in effect as of the date of this proxy statement. This summary is not intended to be exhaustive and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any other jurisdiction in which the participant’s income or gain may be taxable or the gift, estate or any other tax law other than U.S. federal income tax law.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Code Section 423. Neither the grant of a right to purchase common stock under the Purchase Plan nor the purchase of such common stock will have any immediate tax consequence for a participating employee. If the participating employee does not dispose of the common stock within two years from the date the right to purchase was granted to him or her or within one year from the date the common stock was purchased, any gain or loss realized upon the disposition of shares will be treated as long term capital gain or loss to the participant, as the case may be, provided that where the purchase price is less than 100% (but not less than 85%) of fair market value the participant will realize ordinary income equal to the lesser of: (i) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock at the time the right to purchase was granted or (ii) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock on the date of the disposition or the participant’s death. No income tax deduction will be allowed to the Company with respect to common stock purchased under the Purchase Plan by a participant provided such common stock is held for the required periods.

In the event of an earlier disposition of the common stock (i.e., a “disqualifying disposition”), the excess of the fair market value of the common stock at the time of purchase over the purchase price will be treated as income to the participant and taxed at ordinary income tax rates in the year in which the disposition occurred (regardless of the price at which the shares of common stock are sold). The balance of any gain will be treated as capital gain. Also, the Company will generally be entitled to a corresponding deduction.

Any capital gain or loss realized by a participant upon the disposition (whether qualifying or disqualifying) of shares acquired under the Purchase Plan will be long- or short-term depending on how long the participant held the shares.

Required Vote

Approval of the proposed Purchase Plan requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) with respect to the proposal at the Annual Meeting.

Your Board of Directors recommends a vote FOR Proposal 5, Approval of the Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan.

PROPOSAL 6

SHAREHOLDER PROPOSAL

Mr. Dale Wannen has advised the Company that he intends to present the following shareholder proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Mr. Wannen is the owner of 100 shares of Company stock, and his address is 555 Maria Drive, Petaluma, CA 94954.

Your Board of Directors recommends a vote AGAINST Proposal 6, Shareholder Proposal.

Shareholder Proposal

Cage Free Egg Implementation

We believe that addressing supply chain issues is key to a corporation’s long term viability. If corporations are unaware of supply chain issues, the ramifications of negative movements in the stock price could prove inevitable. A key supply chain issue with the corporation is the origination of chicken eggs.

In the United States, millions of hens are currently kept in battery cages, cages so small they do not have room to spread their wings. They are kept in filthy conditions, and do not receive veterinary care. Cage-free hens are able to walk around, and they have two to three times the amount of space as those kept in cages. The Center for Food Safety states: “Extreme intensive confinement can have potentially serious public health and food safety implications and should be phased out as is being done in the European Union.” The largest study ever performed comparing Salmonella risk in battery cage versus cage-free egg production found that factory farms crowding hens in tiny cages had up to 25-times greater odds of being infected with Salmonella than cage-free flocks.

Whereas, Dunkin Brands Group (the corporation) has made the pledge to acquire 5 percent of its eggs from cage-free sources by the end of 2013, but there has been no public announcement addressing this commitment

Whereas, this proposal is asking the corporation to increase this percentage of cage-free eggs being used to at least 75 percent within the next 5 years.

Whereas, a competitor within the industry, Burger King Corporation, has pledged to transition its US supply chain to 100 percent cage-free eggs by 2017, and only purchase pork from suppliers that can demonstrate documented plans to end their use of gestation crates for breeding pigs. Burger King says it has been increasing the amount of cage-free eggs and gestation crate-free pork in its supply chain since 2007, and was the first major fast food restaurant chain to move towards cage-free eggs. Currently nine percent of the company’s eggs and 20 percent of its pork come from cage-free sources.

Whereas, regulatory factors may also play into the viability of corporation’s ability to adapt. The states of Michigan and California have passed laws to outlaw cage confinement of hens, and Ohio’s governor announced his support for a moratorium on the construction of any new cage layer facilities, according to the Humane Society. California also recently enacted a law that requires all whole eggs sold statewide be cage-free by 2015.

RESOLVED, shareholders encourage the Corporation to commit to utilizing at least 75 percent cage-free eggs by volume within their supply chain within the next 5 years.

Board of Directors’ Statement in Opposition to Shareholder Proposal

The Board recommends that shareholders vote AGAINST the shareholder proposal.

The Board of Directors has considered this proposal carefully and believes that it would neither enhance the Company’s existing policies and practices regarding animal welfare nor be in the best interests of our stockholders, our franchisees, or our guests at this time.

Dunkin’ Brands is committed to the humane treatment of animals. While we do not own, raise, purchase, process or transport livestock, we recognize that animal welfare is an important part of a safe and sustainable food supply chain. And like many of our stakeholders, we care about the way animals are raised and treated.

In September 2012, we announced that we would transition five percent (5%) of the eggs sourced for Dunkin’ Donuts breakfast sandwiches in the U.S. to cage-free by the end of 2013, a goal we met ahead of our targeted date. Since that time, we have continued to engage with our stakeholders, including the Humane Society of the United States, and suppliers to determine the next appropriate goal. California recently passed legislation that has increased uncertainty around the availability and cost of sufficient volume in the egg supply chain. Some estimate that this may impact cost significantly. Franchisee profitability is the lifeblood of our business model and sustainability decisions that impact food costs are weighed carefully to determine the best interests of all of our stakeholders.

In light of the uncertainty in the supply chain, we determined that it would be best to set a shorter-term goal at the present time until supply chain impact is fully understood. In March 2015, we announced a goal that 10% of the eggs sourced for Dunkin’ Donuts breakfast sandwiches in the U.S. will be cage-free by the end of 2016, and we will map our international supply chain to understand the feasibility of transitioning to 100% cage-free eggs globally. Based on the assessment, we will establish a global target with interim deliverables towards this goal. We feel this is a realistic and achievable goal which will allow for uncertainty within the supply chain to be resolved. Once we have a more clear understanding of the cost and availability of cage-free egg supply, we will work with our franchisee-owned purchasing cooperative on increasing the percentage of cage-free eggs above this new target.

We will continue to work with our partners to responsibly increase our percentage of cage-free eggs. Given our existing focus on issues of animal welfare, the Board of Directors feels that this proposal is unnecessary, potentially unworkable and not in the best interests of shareholders, franchisees, or our guests.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

VOTING REQUIREMENTS AND PROXIES

The affirmative vote of the holders of a plurality of votes properly cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. However, our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration and action by the Nominating & Corporate Governance Committee and the Board. See “Corporate Governance – Majority Voting Guidelines” above. All other proposals require the approval by holders of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees, to approve Proposal 2 (Advisory Vote on Named Executive Officer Compensation), for the ratification of the appointment of the independent registered public accounting firm, to approve Proposal 4 (Approval of Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan), to approve Proposal 5 (Approval of Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan), and against the shareholder proposal, if properly presented at the Annual Meeting. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than Proposal 3 (Ratification of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors, the say on pay vote, approval of the 2015 Plan, approval of the Purchase Plan, the shareholder proposal or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder who intends to present a proposal at the 2016 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 1, 2015. Written proposals may be mailed to us at Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021 Attn: Rich Emmett, Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2016 Annual Meeting of Shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than January 13, 2016 and no later than February 12, 2016. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available at http://investor.dunkinbrands.com, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

ATTENDING THE ANNUAL MEETING

The Annual Meeting will take place at the Boston Marriott Quincy, located at 1000 Marriott Drive, Quincy, MA 02169. To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 18, 2015, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2015 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 18, 2015. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures. Free parking is available. Please enter the building through the main lobby.

ANNEX A

DUNKIN’ BRANDS GROUP, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based incentive Awards and other Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the medium in which Awards are settled (whether in cash, shares of Stock, other Awards, other rights or property or a combination thereof); determine whether shares of Stock deliverable in respect of Awards shall be subject to deferral; prescribe forms, rules and procedures relating to the Plan or Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a)         Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Equity Awards under the Plan shall be 6,200,000 shares of Stock. Up to the total number of shares of Stock set forth in the preceding sentence may be issued in satisfaction of ISOs, but nothing in this Section 4(a) shall be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Equity Awards will be determined (i) net of shares of Stock underlying the portion of any Award that is settled in cash or the portion of any Award that expires, becomes unexercisable without having been exercised, terminates, or is forfeited to or repurchased by the Company due to failure to vest, (ii) by treating as having been delivered the full number of shares covered by any portion of a SAR that is settled in Stock (and not only the number of shares of Stock delivered in settlement) and (iii) by treating as having been delivered any shares of Stock withheld from a Stock Option or other Award to satisfy the tax withholding obligations with respect to such Stock Option or other Award or in payment of the exercise price of such Stock Option. For the avoidance of doubt, the number of shares of Stock available for delivery under the Plan shall not be increased by any shares of Stock that have been delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of

Section 422 and the regulations thereunder, and other applicable legal requirements (including applicable stock exchange requirements), Stock issued under Substitute Awards shall not reduce the number of shares available for Awards under the Plan. The shares which may be delivered under Substitute Awards shall be in addition to the limitations set forth in this Section 4(a) on the number of shares available for issuance under the Plan, and such Substitute Awards shall not be subject to the per-Participant Award limits described in Section 4(c) below.

(b)         Type of Shares. Shares of Stock delivered by the Company under the Plan may be authorized but unissued shares of Stock or previously issued shares of Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan; provided that the Administrator may, in its sole discretion, provide for the delivery of cash in lieu of any fractional shares that would otherwise be deliverable hereunder.

(c)         Section 162(m) Limits. The following additional limits will apply to Awards of the specified type granted, or in the case of Cash Awards, payable to any person (other than a non-employee member of the Board, whose Awards shall be subject to the limits set forth in subsection (d) below) in any calendar year:

(1)	Stock Options: 2,500,000 shares of Stock.

(2)	SARs: 2,500,000 shares of Stock.

(3)	Awards (other than Stock Options or SARs) that are denominated in shares of Stock: 1,000,000 shares of Stock.

(4)	Cash Awards: $10 million.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the share limits applicable to Stock Options and SARs refer to the number of shares of Stock underlying such Awards; (iii) the share limit under clause (3) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (3) assuming a maximum payout; (iv) Awards other than Cash Awards that are settled in cash will count against the applicable share limit under clause (1), (2) or (3) and not against the dollar limit under clause (4); and (v) the dollar limit under clause (4) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (4) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

(d)         Limitations on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, including subsection (c) above, in the case of a Director, additional limits shall apply such that the maximum grant-date fair value of Equity Awards granted in any calendar year during any part of which the Director is then eligible under the Plan shall be $400,000, except that such limit for a non-employee chairman of the Board or lead Director shall be $800,000, in each case, computed in accordance with FASB ASC Topic 718 (or any successor provision). The foregoing additional limits related to Directors of the Company shall not apply to any Award or shares of Stock granted pursuant to a Director’s election to receive an Award or shares of Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees).

(e)         Limitation on Full Value Awards. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Equity Awards other than Stock Options or SARs shall be 2,000,000 shares of Stock.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and Directors of, and consultants and advisors to, the Company and its Affiliates who, in the opinion of the Administrator, are in a position to contribute to the success of the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.	RULES APPLICABLE TO AWARDS

(a)	All Awards.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor (except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3)) other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other

Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such limitations as the Administrator may impose.

(4) Vesting, etc. The Administrator shall determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of the Participant’s Employment, each Equity Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will (except as provided in (B) and (C) below) cease to be exercisable and will terminate, and, all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) Subject to (D) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Stock Options and SARs (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5) Recovery of Compensation; Other Terms. Awards (whether or not vested or exercisable) held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company the value received with respect to Awards (including payments made and/or Stock delivered under an Award, and any gain realized on a subsequent sale or disposition of an Award or Stock delivered under an Award), in each case (i) in connection with a breach by the Participant of a non-competition, non-solicitation, confidentiality or similar covenant or agreement, (ii) in accordance with Company policy relating to the recovery of erroneously-paid incentive compensation, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section 6(a)(5) at such time and in such manner as the Administrator shall determine in its sole discretion and consistent with applicable law. Neither the Administrator nor the Company will be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section 6(a)(5). In addition, to the extent provided by the Administrator, Shares received upon settlement, vesting or exercise of a Stock Award may be subject to stock ownership guidelines or policies established by the Company with respect to its employees, directors and/or other service providers.

(6) Taxes. The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award, and all payments with respect to any Award will be subject to reduction for applicable tax and other legally or contractually required withholdings. The Administrator will prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Equity Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(7) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Equity Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with an exemption from, or in compliance with the requirements of, Section 409A. Dividends or dividend equivalent amounts payable in respect of Restricted Stock or Restricted Stock Units (or any other Award subject to any restrictions) may be subject to such limits or restrictions or alternative terms as the Administrator may impose.

(8) Rights Limited. Nothing in the Plan will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of a termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9) Section 162(m). This Section 6(a)(9)(A) applies to any Performance Award intended to qualify as exempt performance-based compensation under Section 162(m), as determined by the Administrator. In the case of any Performance Award to which this Section 6(a)(9) applies (other than, with respect to clauses (ii), (iii) and (iv), Options and SARs), (i) the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exemption, notwithstanding anything to the contrary in the Plan; (ii) the Administrator will preestablish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the Award for such exemption), one or more Performance Criteria applicable to such Award, the amount or amounts that will be payable or earned (subject to reduction as describe below) if the Performance Criteria are achieved, and such other terms and conditions as the Administrator deems appropriate with respect to the Award; (iii) at the close of the applicable Performance Period the Administrator will certify whether the applicable Performance Criteria have been attained; and (iv) no amount will be paid under such Award unless the Performance Criteria applicable to the payment of such amount have been so certified, except as provided by the Administrator consistent with such exemption; and (v) the Administrator may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one Participant), reduce the actual payment, if any, to be made under such Award to the extent consistent with such exemption.

(10) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify as exempt performance-based compensation under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of such exemption.

(11) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A or (ii) satisfies such requirements.

(b)	Stock Options and SARs.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in a form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise such an Award by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be no less than 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant or as otherwise determined by the Administrator with respect to a Substitute Award. Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 of the Plan, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

(3) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of unrestricted shares of Stock that have a Fair Market Value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) through the withholding of shares of Stock otherwise to be delivered upon exercise of the Award whose Fair Market Value is equal to the aggregate exercise price of the Award being exercised, (iv) by other means acceptable to the Administrator, or (v) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above.

(c)         Cash Awards. A Participant who is granted a Cash Award shall be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. The Administrator will determine the actual payment, if any, under each Cash Award. The Administrator may, in its sole and absolute discretion (but subject, for the avoidance of doubt, to Section 6(a)(9) of the Plan), after determining the amount that would otherwise be payable for a Performance Period with respect to a Cash Award that is a Performance Award, adjust (including to zero) the payment, if any, to be made under such Award. Cash Awards granted as Performance Awards under the Plan will be with respect to a Performance Period greater than one year, except as otherwise determined by the Administrator.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)         Mergers, etc. Except as otherwise provided in an Award, the Administrator shall, in its sole discretion, determine the effect of a Covered Transaction on Awards, which determination may include, but is not limited to, the following actions:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) for provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Equity Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; it being understood that if the exercise or purchase price (or base value) of an Equity Award is equal to or greater than the Fair Market Value of one share of Stock, no payment will be due in respect of such Equity Award.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that each Equity Award requiring exercise will become exercisable in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of

Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; and (ii) Cash Awards that by their terms, or as a result of action taken by the Administrator, continue following such Covered Transaction.

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Equity Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or the acceleration of exercisability of an Award under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)	Changes in and Distributions with Respect to Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), the Administrator shall make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be delivered under the Plan (and in satisfaction of ISOs) and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Equity Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Equity Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), to the extent applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award or delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. For the avoidance of doubt, the foregoing shall not limit the Administrator’s ability under Section 6(a)(9) or Section 6(c)(1) of the Plan to make adjustments to Performance Awards or Cash Awards, as applicable, in accordance with the terms of such Sections. Any amendments to the Plan shall be conditioned upon stockholder approval, but only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a)         Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)         Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.	ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator) and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.	GOVERNING LAW

(a) Certain Requirements of Corporate Law. Equity Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges, other trading systems or national market on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The board of directors of the Company.

“Cause”: In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan during the term of such agreement. In the case of any other Participant, “Cause” shall mean: (i) a material breach by the Participant of his or her employment agreement with the Company or an Affiliate of the Company, any Award agreement, or any policy of the Company or its Affiliates generally applicable to similarly situated employees of the Company or its Affiliates; (ii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates, which failure is damaging to the financial condition or reputation of the Company or its Affiliates; (iii) the Participant’s willful misconduct or gross negligence which is injurious to the Company or an Affiliate of the Company; or (iv) the commission by the Participant of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall permit the Participant no less than thirty (30) days to cure such breach or failure if reasonably susceptible to cure. If, subsequent to the Participant’s termination of Employment hereunder for other than Cause, it is determined in good faith by the Company that the Participant’s Employment could have been terminated for Cause, the Participant’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred.

“Cash Award”: An Award denominated in cash.

“Change in Control”: The first to occur of any of the following events:

(A) an event in which any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(B) the consummation of the merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (A) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing 40% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation;

(C) if during any period of two consecutive years (not including any period prior to the date the Plan was initially adopted), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Company to effect a transaction described in clause (A), (B) or (D) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or

(D) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under an Award by reason of a Change in Control, it shall become payable only if the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: Dunkin’ Brands Group, Inc.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or that results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer pursuant to which at least a majority of the Company’s then outstanding common stock is purchased by a single person or entity or by a group of persons and/or entities acting in concert that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The date the Plan was approved by the Company’s stockholders.

“Director”: A non-employee member of the Board.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its Affiliate. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“Equity Award”: Awards other than Cash Awards.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock as reported on the NASDAQ Stock Market (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Equity Award or Cash Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify as exempt performance-based compensation under Section 162(m) and Performance Awards that are not intended to so qualify.

“Performance Criteria”: For a Performance Period, specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance

Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. For purposes of Awards that are intended to qualify as exempt performance-based compensation under Section 162(m), a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any, or any combination, of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): net sales; system-wide sales; comparable store sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); adjusted operating income; adjusted net income; adjusted earnings per share; channel revenue; channel revenue growth; franchising commitments; manufacturing profit; manufacturing profit margin; store closures; return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); points of distribution; gross or net store openings; new store first year sales; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. Provided that the Administrator has specified at least one Performance Criterion that is intended to qualify an Award under the performance-based compensation exception under Section 162(m), the Administrator may specify other performance goals or criteria (whether or not noted herein) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may establish that, in the case of any Award intended to qualify for such exception, one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria.

“Performance Period”: One or more periods of time, established by the Administrator in its sole discretion, during which attainment of Performance Criteria with respect to such Performance Award are to be measured.

“Plan”: The Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value (as defined in Section 6(b)) of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Equity Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

ANNEX B

DUNKIN’ BRANDS GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Effective as of October 1, 2015)

DUNKIN’ BRANDS GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Effective as of October 1, 2015)

i

ii

DUNKIN’ BRANDS GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Effective as of October 1, 2015)

1.         Purpose.

The purpose of the Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan (the “Plan”) is to encourage and enable eligible employees of Dunkin’ Brands Group, Inc. (the “Company”) and certain designated affiliated companies to acquire proprietary interests in the Company through the ownership of Common Stock of the Company. The Company believes that employees who participate in the Plan will have a closer identification with the Company by virtue of their ability as stockholders to participate in the Company’s growth and earnings. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.         Definitions.

The following words or terms have the following meanings:

(a)         “Agent” means the agent, broker or other administrator, including without limitation, employees of the Employer, appointed by the Committee pursuant to Section 4(b) hereof.

(b)         “Annual Pay” means an amount equal to the annual basic rate of pay of an Eligible Employee as determined from the payroll records of the Company or Designated Subsidiary, including amounts contributed by an Eligible Employee under Section 401(k) or 125 of the Code, but excluding all other cash compensation paid to an Eligible Employee during a Purchase Period by the Company or Designated Subsidiary. Without limiting the generality of the foregoing, Annual Pay shall not include overtime, bonuses, any contributions by the Company or Designated Subsidiary, to, or benefits paid under, the Plan or any other pension, profit-sharing, fringe benefit, group insurance or other employee welfare plan or any deferred compensation arrangement (other than pursuant to Section 401(k) or 125 of the Code), expenses and reimbursements, and any other special or extraordinary compensation. Notwithstanding the foregoing, the Committee, in its sole discretion, may adjust the types of compensation constituting Annual Pay; provided that any such determination shall be applied on a uniform and consistent basis to all Eligible Employees.

(c)         “Board of Directors” means the Board of Directors of the Company.

(d)         “Code” means the Internal Revenue Code of 1986, as amended.

(e)         “Committee” means the Compensation Committee of the Board of Directors of the Company, any successor committee or such other committee the Board of Directors appoints to administer the Plan. To the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board of Directors.

(f)         “Company” means Dunkin’ Brands Group, Inc., a corporation organized under the laws of Delaware or any successor corporation.

(g)         “Continuous Service” means the period of time, uninterrupted by a termination of employment, and immediately preceding an Offering Date, that an Employee has been employed by the Company and/or a Subsidiary. Such period of time shall include any separation period of leave or layoff of less than three months occurring within such period of time. For the purposes of the Plan, any period of leave or layoff three months or longer shall be deemed to cause a termination of employment effective as of the end of the third month of such leave or layoff.

(h)         “Designated Subsidiaries” means each Subsidiary listed on Exhibit A and future Subsidiaries and Parents (if any) are specifically designated to participate in the Plan by the Committee from time to time in its sole discretion. No Subsidiary or Parent (if any) located in jurisdictions outside of the United States shall be a Designated Subsidiary on and after the Effective Date unless the Committee specifically designates such Subsidiary or Parent in the future as a Designated Subsidiary. The Committee may adopt different terms and conditions that may apply to a Designated Subsidiary, provided that such terms and conditions are consistent with the Plan and Section 423 of the Code.

(i)         “Effective Date” means October 1, 2015.

(j)         “Eligible Employee” means each person who on an Offering Date: (i) is an Employee of the Company or a Designated Subsidiary; and (ii) is not deemed for the purposes of Section 423 of the Code and regulations promulgated thereunder to own, directly or indirectly and by certain rules of constructive ownership, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, a Subsidiary or Parent (if any). Notwithstanding the foregoing, the Committee may exclude the employees of any specified Designated Subsidiary from any offering under the Plan.

(k)         “Employee” means each person employed by the Company or a Subsidiary, excluding: (i) a person whose customary employment is 20 hours or less per week; (ii) a person who has been employed for less than 90 days, and (iii) a person whose customary employment is not for more than five months in any calendar year.

“Employee”, as used herein, shall not include an agent or an independent contractor. An individual classified by the Employer at the time services are provided as either an independent contractor or an individual who is not classified by the Employer as an Employee but who provides services to the Employer through another entity or otherwise shall not be eligible to participate in the Plan during the period that the individual is so initially classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

(l)         “Employer” means, with respect to any Employee, the Company or Designated Subsidiary by which the Employee is employed.

(m)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)         “Market Price” means the closing price of the Common Stock as reported on the principal market, trading system or exchange on which the Company’s Shares are traded as of the applicable Purchase Date, or if there was no sale on such date, then as of the next preceding date on which there was a sale.

(o)         “Offering Date” means October 1 and April 1 of each Plan Year or such other dates determined by the Committee. The first Offering Date under the Plan shall be the Effective Date, unless otherwise delayed by the Committee in its sole discretion.

(p)         “Option” means the right or rights granted to Eligible Employees to purchase the Company’s Common Stock under an offering made under the Plan and pursuant to such Eligible Employees’ elections to purchase.

(q)         “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an Option, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r)         “Participant” means an Eligible Employee who participates in the Plan.

(s)         “Plan” means the Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan, as amended from time to time.

(t)         “Plan Year” means a twelve-month period beginning October 1 and ending September 30 for which the Plan is in effect.

(u)         “Purchase Date” means March 31 and September 30 of each Plan Year or such other dates determined by the Committee. The first Purchase Date under the Plan shall be March 31, 2016, unless otherwise delayed by the Committee in its sole discretion.

(v)         “Purchase Period” means the period beginning on an Offering Date and ending on the next succeeding Purchase Date. The first Purchase Period under the Plan shall be the period beginning on the Effective Date and ending on March 31, 2016, unless otherwise delayed by the Committee in its sole discretion.

(w)         “Rule 16b-3” means Rule 16b-3 promulgated under Section 16(b) of the Exchange Act as then in effect or any successor provisions.

(x)         “Shares” or “Common Stock” means shares of the Company’s common stock, par value $.001 per share.

(y)         “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(z)         “Subscription Period” means, with respect to each Option, the first day of the preceding Purchase Period through the 20th day of the last month preceding the Purchase Period, or such other period of time designated by the Committee, in its sole discretion, in any offer of Common Stock under the Plan beginning on the first day Eligible Employees may elect to purchase Shares and ending on the last day such elections to purchase are authorized to be received and accepted.

3.         Shares Reserved for Plan.

(a)         The Shares of the Company’s Common Stock to be sold to Eligible Employees under the Plan may, at the election of the Committee, be purchased by the Agent on the open market or may be treasury shares or newly-issued and authorized Shares delivered to the Plan, upon such terms as the Committee may approve. The maximum number of Shares which shall be reserved and made available for sale under the Plan shall be 500,000, subject to adjustment as provided in paragraph (b) of this section. The Shares reserved may be issued and sold pursuant to one or more offerings under the Plan. With respect to each offering, the Committee may specify the number of Shares to be made available, the length of the Subscription Period, the length of the Purchase Period, the Offering Dates and such other terms and conditions not inconsistent with the Plan as may be necessary or appropriate. In no event shall the Subscription Period and the Purchase Period together exceed twenty-seven (27) months for any offering.

(b)         In the event of any increase, reduction, or change or exchange of Common Stock for a different number or kind of Shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of Shares, repurchase of Shares, change in corporate structure or otherwise, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under Option, as well as the price per Share of Common Stock covered by each Option under the Plan which has not yet been exercised.

4.         Administration of the Plan.

(a)        The Plan shall be administered by the Committee and the Committee may select an administrator or any other person to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to the laws of, jurisdictions outside of the United States to comply with applicable laws, including, without limitation, tax and securities laws. All interpretations and determinations of the Committee shall be made in its sole and absolute discretion based on the Plan document and shall be final, conclusive and binding on all parties.

(b)         The Committee may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Committee may, in its sole discretion, designate an Agent to administer the Plan, purchase and sell Shares in accordance with the Plan, keep records, send statements of account to employees and to perform other duties relating to the Plan, as the Committee may request from time to time. The Agent shall serve as custodian for purposes of the Plan and Common Stock purchased under the Plan shall be held by and in the name of, or in the name of a nominee of, the custodian for the benefit of each Participant, who shall thereafter be a beneficial stockholder of the Company. The Committee may adopt, amend or repeal any guidelines or requirements necessary for the custody and delivery of the Common Stock, including, without limitation, guidelines regarding the imposition of reasonable fees in certain circumstances.

(c)         The Company shall, to the fullest extent permitted by law and the Certificate of Incorporation and By-laws of the Company and, to the extent not covered by insurance, indemnify each director, officer or employee of the Employer (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company, except in instances where any such person engages in willful misconduct or fraud. Such right of indemnification shall include the right to be paid by the Company for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Certificate of Incorporation of the Company or the By-Laws of the Company. Expenses incurred by the Committee or the Board of Directors in the engagement of any such counsel, consultant or agent shall be paid by the Company.

5.         Participation in the Plan.

Options to purchase the Company’s Common Stock under the Plan shall be granted to all Eligible Employees; provided, however, that solely to the extent allowable under Section 423 of the Code, the Committee may determine that an offering of Common Stock under the Plan will not be extended to highly compensated employees (within the meaning of Code Section 414(q)) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied in an identical manner to all highly compensated employees of the Employer. Effective as of the Effective Date until modified by the Committee, persons who are highly compensated employees (within the meaning of Code Section 414(q) with compensation at any level or who are officers or who are subject to the disclosure requirements of Section 16(a) of the Exchange Act shall be eligible to participate in the Plan.

Notwithstanding the foregoing, Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Code Section 7701(b)(1)(A)) may not participate in the Plan, unless otherwise permitted by the Committee, if (a) the grant of an Option under the Plan to such Employee is prohibited under the laws of the applicable foreign jurisdiction, or (b) compliance with the laws of the foreign jurisdiction would cause the Plan or an offering thereunder to violate the requirements of Code Section 423.

6.         Purchase Price.

The purchase price for Shares purchased pursuant to the Plan shall be determined by the Committee, in its sole discretion, and shall remain in effect unless modified at least thirty (30) days prior to the applicable Offering Date, but in no event shall be less than the lesser of eighty-five percent (85%) of the Market Price of a Share of Common Stock on either the Offering Date or the Purchase Date. Effective as of the Effective Date until modified by the Committee, the price per Share of the Common Stock subject to an offering shall be ninety percent (90%) of the Market Price of a Share of Common Stock on the Purchase Date.

7.         Method of Payment.

Payment for Shares purchased pursuant to the Plan shall be made in installments through payroll deductions, with no right of prepayment.

8.         Employee’s Election to Purchase; Grants of Options.

(a)         In order to enroll and participate in the Plan, an Eligible Employee must make an election on a form provided by the Committee (or designee) stating the Eligible Employee’s desire to purchase Shares under the Plan during the Purchase Period in an amount (on an after-tax basis) not less than 1% but not more than 10% of the Eligible Employee’s Annual Pay which he or she elects to have withheld each payroll period during the Purchase Period. In order to be given effect, an Eligible Employee’s election to purchase Shares must be delivered on or before the last day of the Subscription Period to the person or office designated by the Committee to receive and accept such elections. Except as otherwise provided in the Plan, once enrolled in the Plan, a Participant’s payroll deduction authorization indicating his or her election to purchase Shares shall remain in effect unless and until modified or canceled by the Participant.

(b)         Subject to the provisions of Section 8(c) below, once enrolled in the Plan, a Participant may only increase or decrease an existing payroll deduction authorization at the times and in accordance with procedures, if any, implemented by the Committee or its designee. A Participant may cancel an existing payroll deduction authorization at any time pursuant to Section 14(a) hereof and thereby terminate participation in the Plan with respect to a Purchase Period.

(c)         Notwithstanding the foregoing provisions, in no event shall a Participant be permitted to increase the rate of his payroll deductions under the Plan to an amount which would result in non-compliance with the limitations stated in Sections 11(a)(ii) or (iii) hereof.

(d)         All payroll deductions made by a Participant shall be credited to such Participant’s account under the Plan. A Participant may not make any additional payments into such account except as otherwise provided herein.

(e)         In the event a Participant makes a hardship withdrawal of employee deferral (401(k)) contributions under a 401(k) profit sharing plan of the Company, a Subsidiary, or a Parent or an affiliate or any other plan qualified under Section 401(a) of the Code that contains a Code Section 401(k) feature, to the extent required by such plan or applicable law, such Participant’s payroll deductions and the purchase of Shares under the Plan shall be suspended until the first payroll period following the Offering Date commencing six (6) months after the date the Participant obtained the hardship withdrawal. If a Participant who elects a hardship withdrawal under such a 401(k) profit sharing plan or such other plan has a cash balance accumulated in his or her account at the time of the withdrawal that has not already been applied to purchase Shares, such cash balance shall be returned to the Participant as soon as administratively practicable.

9.         Exercise of Option.

(a)         A Participant’s election to purchase Shares shall be exercised automatically on each Purchase Date following a Participant’s election, and the maximum number of whole and/or fractional Shares subject to such Option shall be purchased for such Participant at the applicable Option price with the accumulated payroll deductions in such Participant’s account. If all or any portion of the Shares cannot reasonably be purchased on the Purchase Date in the sole discretion of the Committee because of unavailability or any other reason, such purchase shall be made as soon thereafter as feasible. In no event shall certificates for any fractional Shares be issued under the Plan. Shares shall be credited to the Participant’s account as soon as administratively feasible after the Purchase Date.

(b)         If all or any portion of the Shares that would otherwise be subject to Options granted on any Offering Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which Options have been exercised or are then outstanding) or if all or any portion of the Shares cannot reasonably be purchased on the Purchase Date in the sole discretion of the Committee because of any other reason, the Committee shall make a pro rata allocation of the Shares remaining available for Option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of the reduction in the number of Option Shares affected thereby and shall similarly reduce the rate of each Participant’s payroll deductions, if necessary, and return any remaining payroll deduction balance credited to each Participant, if necessary.

10.         Delivery of Common Stock.

All the Shares purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Purchase Date. Prior to that time the Participant shall have none of the rights or privileges of a stockholder of the Company with respect to such Shares.

All the Shares purchased pursuant to the Plan shall be delivered by the Company in a manner as determined from time to time, by the Board or its Committee. The Board or its Committee, in its discretion, may determine that the shares shall be delivered by the Company to the Participant by issuing and delivering a certificate for the number of Shares purchased by a Participant on a Purchase Date, or that the Shares purchased by a Participant on a Purchase Date, be delivered to a securities brokerage firm, as selected by the Board or its Committee, and such Shares shall be maintained by the securities brokerage firm in separate Plan accounts for Participants. The Company will not issue fractional Shares, but the securities brokerage firm will maintain fractional interest in such Shares.

Each certificate or investment account, as the case may be, will be in the name of the Participant.

11.         Limitations of Number of Shares Which May Be Purchased.

(a)         Notwithstanding any provisions of the Plan to the contrary, no individual shall be granted an Option under the Plan:

(i)         if, immediately after the grant, such individual (or any other person whose stock would be attributed to such individual pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding Options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent; or

(ii)         which permits such individual’s right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the

Company and any Subsidiary or Parent to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.

12.         Stockholder Rights.

The Common Stock purchased upon exercise of an Option hereunder shall be credited to the Participant’s account under the Plan and shall be deemed to be transferred to the Participant on the Purchase Date. Only upon the issuance of Shares to a Participant or his agent (and only in respect to such Shares purchased) shall a Participant obtain the rights of stockholders, including, without limitation, any right to vote the Shares or receive any dividends or any other distributions thereon. The Shares purchased will be issued as soon as practicable after the Purchase Date.

13.         Rights to Purchase Shares Not Transferable.

(a)         Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as a cancellation of a Participant’s election to purchase shares in accordance with Section 14 hereof.

(b)         All rights of a Participant granted under this Plan, including but not limited to, the grant of an Option, the right to exercise an Option and the ability to authorize payroll deductions shall relate solely to a Participant, except as otherwise provided in Section 17 hereof.

14.         Cancellation of Election to Purchase.

(a)         A Participant who has elected to purchase Shares during a Purchase Period may cancel his or her election to purchase Shares with respect to such Purchase Period. Any such cancellation shall apply to all payroll deductions withheld (and any other amounts credited to his or her account) during the Purchase Period. A cancellation shall be effective as soon as administratively feasible after the delivery by the Participant of sufficient prior written notice of cancellation on a form provided by, or acceptable to, the Committee for such purpose to the office or person designated by the Committee to receive such elections. In order to be given effect with respect to a Purchase Period, a notice of cancellation must be so delivered no later than the date set by the Committee.

(b)         A Participant’s rights, upon the cancellation of his or her election to purchase Shares, shall be limited to receiving in cash, as soon as practicable after delivery of the notice of cancellation, the cash balance (without interest) then credited to his or her account.

(c)         A Participant’s cancellation of his or her election to purchase Shares in an offering shall not have any effect upon such Participant’s eligibility to participate in a subsequent offering or in any similar plan which may hereafter be adopted by the Company.

15.         Leave of Absence.

(a)         Subject to Section 15(b), in the event that, during a Purchase Period, a Participant is granted a paid leave of absence (including a military leave), the Participant’s election for payroll deductions (i) shall continue in accordance with the Participant’s prior election until the earlier of the end of the three-month period that commences on the first date of the Participant’s paid leave or the Participant’s cessation of the paid leave of absence (other than due to reemployment as an Eligible Employee with the Employer), and (ii) shall be deemed to have been canceled at the end of such earlier period. Subject to Section 15(b), in the event that, during a Purchase Period, a Participant is granted an unpaid leave of absence (including a military leave), the Participant’s election for payroll deductions shall cease on the first date of the Participant’s unpaid leave. Any cash balance credited to a Participant’s account at the time payroll deductions cease under Section 15 shall be used to purchase Shares on the next Purchase Date, except as required under applicable law or in accordance with administrative procedures established by the Committee.

(b)         An individual is treated as an Employee for the purposes of the Plan while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed three months, or if longer, so long as the individual’s right to reemployment with the Employer is provided either by statute or by contract (including, without limitation, leave provided under the Family and Medical Leave Act of 1993 (“FMLA”) or the Uniformed Services Employment and Reemployment Rights Act (“USERRA”)). If the period of leave exceeds three months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship for the purposes of the Plan is deemed to terminate on the first day immediately following such three-month period.

16.         Required Holding Period

In its sole discretion and subject to applicable law, the Committee may impose a required holding period on any Shares purchased during a designated Offering Period, that prohibits or limits a Participant’s ability to sell or otherwise dispose of Shares purchased pursuant to the Plan during a designated Offering Period, provided that the Committee or its designee determines the timeframe and the terms and conditions of such holding period in advance of the Offering Period.

17.         Termination of Continuous Service; Other Involuntary Withdrawal.

If a Participant’s Continuous Service terminates for any reason, or if a Participant ceases to be an Eligible Employee, the entire payroll deduction amount to the credit of such Participant shall be refunded to such Employee and the Participant’s ability to continue to purchase Shares in the Plan shall cease.

18.         Dividends and Interest.

(a)         Cash dividends, if any, on Shares acquired through the Plan will be automatically paid to the Participant by the Company, or if applicable, the transfer agent. Dividends paid in property other than cash or Common Stock shall be distributed to Participants as soon as practicable.

(b)         Except as required by law, no interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

19.         Application of Funds.

All funds received by the Company in payment for Shares purchased under the Plan and held by the Company at any time may be used for any valid corporate purpose.

20.         Amendment and Termination.

The Company, by action of the Board of Directors (or a duly authorized committee) or the Committee may at any time terminate, amend or freeze the Plan. No such termination shall adversely affect Options previously granted and no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule. No Options shall be granted under the Plan, and the Plan will automatically terminate, immediately after September 30, 2025. Upon termination of the Plan, the Company shall return or distribute the payroll deductions credited to a Participant’s account (that have not been used to purchase Shares) and shall distribute or credit Shares credited to a Participant’s account. Upon the freezing of the Plan, any payroll deductions credited to a Participant’s account (that have not been used to purchase Shares) shall be used to purchase Shares in accordance with Section 9 hereof, substituting the term Purchase Date with the effective date of the freezing of the Plan.

21.         Reports.

Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at such times prescribed by the Committee; such statements may set forth the amounts of payroll deductions, the purchase price per Share, the number of Shares purchased, the aggregate Shares in the Participant’s account and the remaining cash balance, if any, or any other information as designated by the Committee.

22.         Effective Date; Governmental Approvals or Consents.

The Plan was adopted by the Board of Directors of the Company on March 20, 2015, and subject to the approval of the stockholders of the Company at the 2015 Annual Meeting of Shareholders, effective as of the Effective Date. The Plan and any offerings and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. The Board of Directors or the Committee may make such changes in the Plan and include such terms in any offering under the Plan as may be necessary or desirable, in the opinion of counsel, so that the Plan will comply with the rules and regulations of any governmental authority and so that Eligible Employees participating in the Plan will be eligible for tax benefits under the Code or the laws of any state.

23.         Notices.

All notices or other communications by a Participant to the Company or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Committee at the location, or by the person, designated for the receipt thereof and within the time period prescribed by the Company or Committee. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and the delivery of other information. Any notices or communications by the Company to a Participant shall be deemed given if directed to such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

24.         Regulations and Other Approvals; Governing Law.

(a)         This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(b)         The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Company shall not be obligated to issue any Shares to a Participant if, in the opinion of counsel for the Company, the issuance of such Shares will constitute a violation by the Participant or the Company of any provisions of any rule or regulation of any governmental authority or any national securities exchange.

(c)         To the extent required, the Plan is intended to comply with exemptive conditions under Rule 16b-3 and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.

(d)         The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Section 401(a) of the Code.

25.         Withholding of Taxes.

(a)         If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant’s exercise of an Option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Purchase Date, such Participant shall immediately, or as soon as practicable thereafter, notify the Company thereof and, if applicable, thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

(b)         Notwithstanding anything herein to the contrary, the Employer shall have the right to make such provisions as it deems necessary to satisfy any obligations to withhold federal, state, or local income taxes or other taxes incurred by reason of the issuance of Common Stock pursuant to the Plan. Notwithstanding anything herein to the contrary, if applicable, the Employer may require a Participant to remit an amount equal to the required withholding amount and may invalidate any election if the Participant does not remit applicable withholding taxes. Without limiting the generality of the foregoing, solely to the extent permitted by law, any withholding obligation with regard to any Participant may be satisfied by: (i) reducing the number of shares of Common Stock otherwise deliverable to the Participant; (ii) subject to the Committee’s prior consent, any method approved by the Committee; or (iii) by the Participant paying cash directly to the Company.

26.         Restrictions.

All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable to assist in the compliance with any applicable tax withholding laws or under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities association system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

27.         No Employment Rights.

The establishment and operation of this Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

28.         Severability of Provisions.

If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

29.         Construction.

The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

30.         Electronic Elections, Purchases, and Transactions.

Any election, purchase or other transaction hereunder that is required to be made in writing may, to the extent determined by the Committee, be made, delivered and accepted electronically.

Exhibit A

Designated Subsidiaries

Dunkin’ Brands Inc.

DBI Stores LLC1

[1]	For the purposes of the Plan, this entity is treated as part of Dunkin Brands Inc. as it is a disregarded entity for tax purposes.

DUNKIN’ BRANDS GROUP, INC 130 ROYALL STREET CANTON, MA 02021

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01 Sandra Horbach 02 Mark Nunnelly 03 Carl Sparks
The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5:		For	Against	Abstain
2. To approve, on an advisory basis, the compensation paid by Dunkin’ Brands to its named executive officers		☐	☐	☐
3. To ratify the appointment of KPMG LLP as Dunkin’ Brands independent registered public accounting firm for the current fiscal year ending December 26, 2015		☐	☐	☐
4. To approve the Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan		☐	☐	☐
5. To approve the Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan		☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain
6. Shareholder Proposal regarding cage-free eggs		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

130 Royall Street

Canton, MA 02021

Annual Meeting Admission Ticket

(and meeting information)

2015 Annual Meeting of Shareholders

10:00 a.m. (EDT), Tuesday, May 12, 2015

Boston Marriott Quincy

1000 Marriott Drive

Quincy, Massachusetts 02169

Please present this admission ticket and photo identification to gain admittance to the meeting.

This ticket admits only the shareholder listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Fiscal 2014 Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DUNKIN’ BRANDS GROUP, INC Annual Meeting of Shareholders May 12, 2015 10:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) NIGEL TRAVIS, PAUL CARBONE and RICHARD EMMETT, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Tuesday, May 12, 2015 at 10:00 a.m., and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the shareholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR PROPOSAL 5, AND AGAINST PROPOSAL 6. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT.

The Board of Directors recommends a vote FOR the Election of all Director nominees, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposal 6.

Continued and to be signed on reverse side